UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BRIGHT HORIZONS FAMILY SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Talcott Avenue South

Watertown, Massachusetts 02472

April 13, 2017

Dear Shareholder:

We cordially invite you to attend our 2017 Annual Meeting of Shareholders on Thursday, June 1, 2017, at 8:00 a.m. (Eastern Time), to be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of the Internet Availability of the Proxy Materials (the “Notice”). This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 13, 2017, we will begin mailing to our shareholders the Notice containing instructions on how to access our Proxy Statement for our 2017 Annual Meeting of Shareholders and our 2016 Annual Report on Form 10-K and how to request a paper copy of the proxy materials by mail. The Notice also provides instructions on how to vote online or by telephone. If you prefer, you can vote by mail by requesting a proxy card and following the instructions.

The Notice and the Proxy Statement accompanying this letter describes the business we will consider at the 2017 Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the 2017 Annual Meeting of Shareholders, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible.

We hope that you will be able to join us on June 1st.

Sincerely,

David H. Lissy Chief Executive Officer

Bright Horizons Family Solutions Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 1, 2017

The 2017 Annual Meeting of Shareholders (“Annual Meeting”) of Bright Horizons Family Solutions Inc. (the “Company”) will be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472 on Thursday, June 1, 2017, at 8:00 a.m. (Eastern Time) for the following purposes as further described in the Proxy Statement accompanying this notice:

•	To elect the three Class I director nominees specifically named in the Proxy Statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

•	To approve the 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated (as described in the Proxy Statement and attached as Appendix A).

•	To approve the 2017 Annual Incentive Plan (as described in the Proxy Statement and attached as Appendix B).

•	To consider any other business properly brought before the meeting.

Shareholders of record at the close of business on April 4, 2017 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 4, 2017, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket to attend the Annual Meeting. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 4, 2017. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors,

Stephen Dreier Secretary

Watertown, Massachusetts

April 13, 2017

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 1, 2017: The Proxy Statement and 2016 Annual Report on Form 10-K are available at www.proxyvote.com. The Proxy Statement and 2016 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

June 1, 2017

8:00 a.m. (Eastern Time)

Information about the Annual Meeting

The Board of Directors (the “Board”) of Bright Horizons Family Solutions Inc. (the “Company” or “Bright Horizons”) is soliciting your proxy for the 2017 Annual Meeting of Shareholders (“Annual Meeting”) and at any meeting following adjournment thereof.

This Proxy Statement, the Notice of Internet Availability of Proxy Materials (“Notice”), the proxy card and the Annual Report on Form 10-K for our fiscal year ended December 31, 2016 (fiscal 2016) are being first mailed to shareholders on or about the date of the notice of meeting. Our address is 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Proxies and Voting Procedures

Your vote is important. You may vote on the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. If your shares are held through a broker, bank, trust or other holder of record, you may vote by Internet or telephone if your bank or broker makes those methods available, in which case the banks or brokers will enclose the instructions with this Proxy Statement. Alternatively, you may vote by signing and returning the enclosed proxy card. The Internet and telephone voting for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 31, 2017. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone voting are made available to you, these may close sooner than voting for shareholders of record. If you are a participant in the Bright Horizons 401(k) Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. Shares of our common stock held in our 401(k) Plan must be voted on or before 11:59 p.m. Eastern Time on Monday, May 29, 2017. The trustee of our 401(k) Plan will vote shares for which timely instructions are not received in the same proportion as shares for which voting instructions were received under the plan.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Corporate Secretary of Bright Horizons or by voting by ballot at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your instructions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted “FOR” the proposals as the Board recommends.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 4, 2017, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice, the Notice will serve as an admission ticket. If you received a paper copy of the proxy materials, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 4, 2017. All shareholders must also present a valid form of government-issued picture identification in order to attend.

Shareholders Entitled to Vote

Shareholders of record at the close of business on April 4, 2017 are entitled to vote at the meeting. As of April 4, 2017, there were 59,794,061 shares of common stock outstanding and each share is entitled to one vote. The common stock is the only class of securities eligible to vote at the meeting. There are no cumulative voting rights.

Quorum and Voting Requirements

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when the beneficial owner of shares held by a broker does not give the broker voting instructions on a non-routine matter. Proposals 1, 2, 4 and 5 are non-routine matters and brokers are not permitted to vote your shares without instruction. Brokers are permitted to vote your shares on Proposal 3 (Ratification of Appointment of Independent Registered Public Accounting Firm).

Required Vote – Election of Directors

To elect directors under Proposal 1, our Amended and Restated By-laws (the “By-laws”) now require that a director nominee be elected by a majority of votes cast in all elections other than a contested election of directors (as defined in our By-laws). This means a nominee will be elected to the Board if the votes cast “for” exceed the votes cast “against” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees. We believe the recent implementation of majority voting enhances the role of our shareholders in the process of electing directors.

Required Vote – Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

Required Vote – Ratification of Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent auditors. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for approval with respect to the 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

Required Vote – 2017 Annual Incentive Plan

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for approval with respect to the 2017 Annual Incentive Plan (the “Annual Plan”). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

Electronic Delivery of Future Proxy Materials and Annual Reports

We are pleased to offer our shareholders the opportunity to receive shareholder communications electronically. By opting for electronic delivery of documents, you will receive shareholder communications, such as our Proxy Statement and 2016 Annual Report on Form 10-K, as soon as they become available and you will be able to review those materials and submit your vote via the Internet. Choosing electronic delivery reduces the number of documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

If you are a shareholder of record, to sign up for electronic delivery of future mailings, visit www.proxyvote.com and follow the instructions. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our Proxy Statement and 2016 Annual Report on Form 10-K.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on June 1, 2017

This Proxy Statement and our 2016 Annual Report on Form 10-K are available at www.proxyvote.com. This Proxy Statement and 2016 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

PROPOSAL 1

ELECTION OF DIRECTORS

Bright Horizons has a classified Board currently consisting of four directors with terms expiring in 2017 (Class I), four directors with terms expiring in 2018 (Class II), and four directors with terms expiring in 2019 (Class III). At each annual meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. This year, three Class I director nominees will stand for election to a three-year term expiring at the 2020 annual meeting. The persons named as proxies will vote to elect Dr. Sara Lawrence-Lightfoot, David H. Lissy, and Cathy E. Minehan as directors unless your proxy is marked otherwise. David Humphrey will not stand for reelection as a Class I director and his term will expire on June 1, 2017 immediately following the conclusion of the Annual Meeting. The Board has determined not to fill the vacancy created by Mr. Humphrey’s departure, and will, in accordance with our By-laws, reduce the number of directors to eleven (11) members effective immediately following the Annual Meeting. Accordingly, the persons named in the proxy card cannot vote for a greater number of persons than the three Class I director nominees. Each of the above nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

We seek nominees with established strong professional reputations, business acumen and experience in multi-site operations and/or contracted business services in the employee benefits arena. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have served previously on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

In connection with the shareholder votes at the 2016 Annual Meeting, we recognize that certain members standing for reelection did not receive as high a level of support as other directors standing for reelection, which we believe was largely attributable to having a material weakness in internal controls over financial reporting related to information technology general controls. We are pleased that, under the oversight of our Audit Committee, this material weakness was fully remediated as of December 31, 2016 and is more fully described in Item 9A of our Annual Report on Form 10-K as filed with the SEC on March 1, 2017.

Adoption of Majority Voting

In accordance with the recommendation of the Nominating and Corporate Governance Committee, our Board determined that it is in the best interest of the Company and our shareholders to adopt a majority voting requirement for the election of directors at uncontested meetings of shareholders. We believe the adoption of a majority voting requirement in our By-laws, by providing for consequences in the event a director nominee is not elected by a majority of votes cast, will increase our Board’s accountability to our shareholders.

Under the new majority voting standard, a nominee for director in an uncontested election will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such director’s election (disregarding abstentions and broker non-votes). Directors will continue to be elected by plurality vote in a contested election of directors (as defined in our By-laws). The By-laws provide that a proposed nominee must deliver an irrevocable letter of resignation as a director, effective upon such person’s failure to receive the required vote for reelection at the next meeting of shareholders at which such person faces reelection and, to the extent that an irrevocable resignation has not been previously received by the Board from an incumbent director, in an election that is not a contested election, if any incumbent director nominated for reelection fails to receive a majority of the votes cast in an election, such director will promptly tender his or her resignation to the Board. An irrevocable resignation shall become effective on (1) that person not receiving a majority of the votes cast in an election that is not a contested election of directors, and (2) acceptance of that resignation by the Board in accordance with Section 2.2 of our By-laws. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject an incumbent director’s resignation, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation and the rationale behind the decision within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board does not accept the resignation, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or earlier resignation or removal.

Nominees for Election for Terms Expiring in 2020 (Class I Directors)

The individuals listed below, Dr. Sara Lawrence-Lightfoot, David H. Lissy, and Cathy E. Minehan, have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2020 annual meeting of shareholders and until their successors are duly elected and qualified. All of these directors were previously elected to the Board by shareholders.

Dr. Sara Lawrence-Lightfoot, 72

Director since 1993

Dr. Lawrence-Lightfoot is the Emily Hargroves Fisher Professor of Education at Harvard University and has been on the faculty since 1972. Dr. Lawrence-Lightfoot served as a director of the John D. and Catherine T. MacArthur Foundation from 1991 to 2007 and as chair from 2001 to 2007. She is currently deputy chair of the board of directors of Atlantic Philanthropies, where she has served since 2007, and previously served as chair of the Academic Affairs Committee of the board of trustees of Berklee College of Music from September 2007 until March 2012. She was re-elected to the Berklee board of trustees in March 2014 and is a trustee of the WGBH Educational Foundation where she has served since 2001. Dr. Lawrence-Lightfoot’s expertise in child development, teacher training, classroom structures and processes, curriculum development, parent/teacher relationships, educational policies and organizational matters continue to provide an invaluable resource to the Board.

David H. Lissy, 51

Director since 2001

Mr. Lissy has served as Chief Executive Officer of the Company since January 2002. Mr. Lissy served as Chief Development Officer of the Company from 1998 until January 2002. He also served as Executive Vice President from June 2000 to January 2002. He joined Bright Horizons in August 1997 and served as Vice President of Development until the merger with CorporateFamily Solutions, Inc. in July 1998. Prior to joining Bright Horizons, Mr. Lissy served as senior vice president/general manager at Aetna U.S. Healthcare in the New England region. Prior to that Mr. Lissy held a similar role at US Healthcare, Inc. prior to that company’s acquisition by Aetna. Mr. Lissy currently serves on the boards of Altegra Health, Jumpstart and Ithaca College. Mr. Lissy’s experience prior to joining the Company, his leadership at many charitable, business services and educational organizations, and his leadership and management of the Company’s day-to-day operations and strategic direction provides the Board with a deeper understanding of the Company’s business processes and strategic plan and provides him with considerable experience and a breadth of management skills necessary to serve as a vital member of the Board.

Cathy E. Minehan, 70

Director since 2016

Ms. Minehan is the Managing Director of Arlington Advisory Partners, a private advisory services firm. Ms. Minehan retired as Dean of the School of Management of Simmons College in June 2016 having held that position since August 2011. Ms. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee. She also was the first vice president and chief operating officer of the Federal Reserve Bank of Boston from July 1991 to July 1994. Ms. Minehan currently serves on the board of directors and as a member of the audit and compensation committees of MITRE, a federally funded research and development corporation. She is also chair of the board of trustees of the Massachusetts General Hospital, a board member of Partners Healthcare System, and co-chair of the Boston Women’s Workforce Council. She previously served on the board of directors of Visa, Inc., as a member of its audit committee, from November 2007 to January 2017, the board of directors of MassMutual Life Insurance Company, a private company, from August 2009 to April 2017 and as a member of the board of directors of Becton, Dickinson and Company from November 2007 to January 2012. Ms. Minehan is also a member of the University of Rochester’s board of trustees, serves on a number of other non-profit boards in the areas of health care, education and public broadcasting and is an elected fellow of the America Academy of Arts and Sciences. Ms. Minehan, through her past leadership roles, her financial knowledge and her experience with risk management issues and best practices for audit committees and boards as well as her long-tenure with the Federal Reserve System, lends considerable financial, risk management, policy-making and operational expertise to the Board.

Vote Required

A majority of the votes cast at the meeting will be required for the election of each of the Class I director nominees. A nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Broker non-votes and abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the outcome of the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTOR.

Directors Not Standing for Election with Terms Expiring in 2018 (Class II Directors)

E. Townes Duncan, 63

Director since 2014

Mr. Duncan is a private investor. From 1997 until November 2016, he served as Managing Partner of Solidus Company LP, a private investment firm. From 1993 to 1997, Mr. Duncan was the chairman of the board of directors and chief executive officer of Comptronix Corporation, a provider of electronics contract manufacturing services. Mr. Duncan also served as a vice president and principal of Massey Burch Investment Group, Inc., a venture capital firm and the predecessor of Massey Burch Capital Corp., from 1985 to 1993. In addition, Mr. Duncan is a director of numerous private companies and previously served on the board of directors of several private and public companies, including J. Alexander’s Corporation, an owner and operator of casual dining restaurants. Mr. Duncan was also a member of our Board from 1998 until May 2008. Mr. Duncan’s many years of experience both as a senior executive of an investment firm and as a director of companies in various business sectors, including the child care sector in connection with his previous service on our Board, make him highly qualified to serve on our Board.

Jordan Hitch, 50

Director since 2008

Mr. Hitch is currently a senior adviser at Bain Capital Partners, LP (“Bain Capital”), having previously served as a managing director since 1997. Prior to joining Bain Capital in 1997, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch serves on the board of directors of The Gymboree Corporation and Burlington Stores, Inc. As a result of these and other professional experiences, Mr. Hitch brings to our Board significant experience in and knowledge of corporate finance and strategic development, which strengthen the collective qualifications, skills and experience of our Board.

Linda Mason, 62

Director since 1986

Ms. Mason has served as Leader in Residence at the Harvard Kennedy School since September 2014. She co-founded Bright Horizons in 1986, and served as director and its President from 1986 to 1998. She has served as a director and Chair of the Board of the Company since 1998. Prior to co-founding Bright Horizons, Ms. Mason was a co-director of the Save the Children relief and development effort in the Sudan and worked as a program officer with CARE in Thailand. In addition to her duties as Chair of our Board, from 1998 through 2013, Ms. Mason served as a part-time employee of the Company, with responsibilities that included participation in Company trainings, conferences, culture-building and representing the Company from time to time on industry matters and in public policy discussions. Ms. Mason is the wife of Roger H. Brown, who is also a director of the Company. From 1993 to 2007, Ms. Mason served as director of Whole Foods Market. Ms. Mason currently serves on the boards of Horizons for Homeless Children, the Advisory Board of the Yale University School of Management, Carnegie Endowment for International Peace, Mercy Corps and the Packard Foundation. Ms. Mason has extensive experience with the Company and her child advocacy work brings a valuable perspective to the Board.

Mary Ann Tocio, 68

Director since 2001

Ms. Tocio served as Chief Operating Officer of the Company from 1998 and President from June 2000 until her retirement in June 2015. Ms. Tocio joined Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations, and served as Chief Operating Officer from November 1993 until the merger with CorporateFamily Solutions, Inc. in July 1998. Ms. Tocio has more than thirty years of experience managing multi-site service organizations, more than twenty years of which were with the Company. She was previously the senior vice president of operations for Health Stop Medical Management, Inc., a national provider of ambulatory care and occupational health services. Ms. Tocio currently serves as a member of the board of directors of Burlington Stores, Inc. and Civitas Solutions (The MENTOR Network). Additionally, Ms. Tocio serves on the boards of Harvard Pilgrim Health Care, a non-profit health benefits and insurance organization, Veritas Collaborative, a hospital system specializing in eating disorders, Dana Farber Cancer Institute, and Telecare, Inc., a provider of complex behavioral healthcare needs. Ms. Tocio served as a member of the board of directors of Mac-Gray Corporation from 2006 to 2013. Ms. Tocio’s public company board experience, former operational experience as President and Chief Operating Officer of the Company and her expertise with managing growing organizations render her an invaluable resource as a director.

Directors Not Standing for Election with Terms Expiring in 2019 (Class III Directors)

Lawrence Alleva, 67

Director since 2012

Mr. Alleva is a Certified Public Accountant (inactive) and spent his professional career with PricewaterhouseCoopers LLP (PwC), including 28 years as a partner, from 1971 until his retirement in 2010. At PwC he served clients ranging from Fortune 500 and multi-national companies to rapid-growth companies pursuing initial public offerings. Mr. Alleva also served in a senior national leadership role for PwC’s Ethics and Compliance Group to manage the design and implementation of best practice procedures, internal controls and monitoring activities, including PwC’s response to inspection reports issued by the Public Company Accounting Oversight Board. Mr. Alleva currently serves as a director and chair of the audit committees of Adaptimmune Therapeutics PLC, Tesaro, Inc. and Mirna Therapeutics Inc., and, through December 2013, served in a similar capacity for GlobalLogic, Inc. He has served as a trustee of Ithaca College for over 20 years, including in the vice chair role for ten years. Mr. Alleva brings valuable experience to our Board through his financial and Sarbanes-Oxley Act expertise, and his professional focus on areas such as audit, corporate governance, internal control and financial reporting best practices.

Joshua Bekenstein, 58

Director since 1986

Mr. Bekenstein has been a managing director at Bain Capital since 1986. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of The Michaels Companies, Inc. and Canada Goose Holdings Inc. He previously served on the boards of Burlington Stores, Inc., and Waters Corporation, each until March 2017. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors, including ours, make him highly qualified to serve on our Board.

Roger Brown, 60

Director since 1986

Mr. Brown has served as president of Berklee College of Music since June 2004. Mr. Brown was Chief Executive Officer of the Company from June 1999 until December 2001, President of the Company from July 1998 until May 2000 and Executive Chairman of the Company from June 2000 until June 2004. Mr. Brown co-founded Bright Horizons and served as Chairman and Chief Executive Officer of Bright Horizons from its inception in 1986 until the merger with CorporateFamily Solutions in July 1998. Mr. Brown is the husband of Linda A. Mason, who is Chair of the Board. Mr. Brown is a co-founder of Horizons for Homeless Children, a non-profit that provides support for children and their families. He serves on the board of Wheaton College in Norton, Massachusetts. Mr. Brown’s management expertise, combined with his longstanding ties to, and intimate knowledge of, the Company will continue to serve the Board well throughout his tenure as director.

Marguerite Kondracke, 71

Director since 2004

Ms. Kondracke served as founder and chief executive officer of CorporateFamily Solutions, Inc. from 1987 to 1998. She served as Chief Executive Officer of the Company for one year and then as Co-Chair of the Board of the Company from 1999 until 2001 and served as a director until 2003. She began serving as a director of the Company in 1998. From 2003 to 2004, she served as Staff Director for the U.S. Senate Subcommittee on Children and Families. Ms. Kondracke returned to the Company’s Board in 2004, and from 2004 until May 2012, also served as president and chief executive officer of America’s Promise Alliance, a nonprofit organization founded by Colin Powell that advocates for the strength and well-being of America’s children and youth. Ms. Kondracke also serves on the board of LifePoint Health, Inc. Ms. Kondracke served as a member of the board of directors of Saks, Inc. from 1997 to 2013 and Rosetta Stone from 2011 to 2015. Ms. Kondracke brings knowledge of developmental child care and education as well as extensive leadership experience to the Board.

DIRECTOR COMPENSATION

New Director Compensation Program

On May 12, 2016, the Board adopted a new director compensation program for all non-employee directors effective July 1, 2016. The new director compensation program eliminates meeting fees and provides for committee membership retainers and, in some cases, increased or decreased committee chair retainers. The program was adopted to shift compensation away from meeting fees in favor of set retainers as well as to remain competitive in attracting and recruiting new Board candidates and to better align director compensation to other public companies.

Annual Cash Compensation. Our non-employee directors receive an annual retainer of $50,000 for their service on the Board. Our Chair receives an annual retainer of $75,000 for service as Chair. Our non-employee directors also receive the following additional annual retainers for service on committees of the Board:

Committee	Chair	Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
Special Committee	$2,500	$2,500

(1)	Committee Chairs do not also receive a committee member retainer.

If a non-employee director does not serve on the Board or a Board committee for the full year, the Board and any applicable Board committee retainers are prorated for the portion of the year served.

Annual Equity Grant. Each non-employee director receives an annual equity grant of restricted stock units with the number of stock units determined by dividing $100,000 by the closing price of the Company’s common stock on the NYSE on the date of grant. These restricted stock units are fully vested on grant and are settled on the earliest of (a) the director’s termination of service as a member of the Board, (b) the fifth anniversary of the date of grant, and (c) a change of control of the Company.

Expense Reimbursements. The Company reimburses Board members for reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

Stock Ownership Guidelines. In May 2016, the Board also adopted minimum stock ownership guidelines for non-employee directors. Directors are required to own Company shares with a market value equal to five times the annual Board cash retainer ($250,000) and have five years from the later of the date of adoption or the date of their appointment to the Board to achieve this threshold.

Previous Director Compensation Program

The following policy for the compensation for all non-employee directors was effective for the period beginning January 1, 2016 and ending June 30, 2016.

Annual Retainer. Each non-employee director received an annual board retainer of $10,000 in cash, payable at the quarterly rate of $2,500 and an annual equity grant of 1,000 restricted stock units. These restricted stock units were fully vested on grant and are settled on the earliest of (a) the director’s termination of service as a member of the Board, (b) the fifth anniversary of the date of grant, and (c) a change of control of the Company.

Annual Chair of the Board Retainer. The Chair of the Board received an annual retainer of $95,000 payable at the quarterly rate of $23,750.

Annual Committee Chair Retainer. The Chair of the Compensation Committee received an annual retainer of $20,000, the Chair of the Audit Committee received an annual retainer of $20,000, and the Chair of the Nominating and Corporate Governance Committee received an annual retainer of $5,000.

Meeting Fees. Each non-employee director received $4,000 for each Board meeting attended in person or $1,000 for each Board meeting attended by conference call. Each non-employee director who attended a special committee meeting of the Board received $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee received $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by conference call.

Expense Reimbursements. The Company reimbursed Board members for reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings

The following table sets forth information concerning the compensation earned by our directors during fiscal 2016. Compensation for Mr. Lissy as an executive officer is included in the “Summary Compensation Table” and the supplemental tables under the heading “Executive Compensation” elsewhere in this Proxy Statement. Mr. Lissy does not receive any additional compensation for serving on the Board.

Name	Fees Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($) (3)(4)	Total ($)
Lawrence Alleva	59,000	—	65,750	124,750
Joshua Bekenstein	49,750	—	65,750	115,500
Roger Brown	35,500	—	65,750	101,250
E. Townes Duncan	47,500	—	65,750	113,250
Jordan Hitch	56,000	—	65,750	121,750
David Humphrey	44,750	—	65,750	110,500
Marguerite Kondracke	50,000	—	65,750	115,750
Sara Lawrence-Lightfoot	36,500	—	65,750	102,250
Linda Mason(5)	123,000	—	65,750	188,750
Cathy E. Minehan	43,500	—	65,750	109,250
Mary Ann Tocio	38,000	—	65,750	103,750

(1)	Reflects fees paid from January 1, 2016 – June 30, 2016 under the previous director compensation program and fees paid from July 1, 2016 – December 31, 2016 under the new director compensation program.
(2)	There were no stock option awards granted to our directors in fiscal 2016. As of December 31, 2016, our directors held the following options to purchase shares of our common stock: Lawrence Alleva – 5,272 options, Roger Brown – 3,000 options, E. Townes Duncan – 2,000 options, Marguerite Kondracke – 10,464 options, Sara Lawrence-Lightfoot – 3,000 options, Linda Mason – 42,483 options and Mary Ann Tocio – 278,348 options (representing options she received previously as an officer of the Company). Messrs. Bekenstein, Hitch, and Humphrey and Ms. Minehan did not hold any options to purchase shares of our common stock as of December 31, 2016.
(3)	For fiscal 2016, amounts shown reflect the fair value of restricted stock units granted to our directors in 2016, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our 2016 Annual Report on Form 10-K.
(4)	As of December 31, 2016, Lawrence Alleva, Roger Brown, E. Townes Duncan, Marguerite Kondracke, Sara Lawrence-Lightfoot and Linda Mason each held 3,011 restricted stock units, Messrs. Bekenstein, Hitch, and Humphrey each held 2,000 restricted stock units and Mses. Minehan and Tocio held 1,000 restricted stock units. These stock units are all fully vested and will be settled as described above.
(5)	Amount shown reflects compensation earned by Ms. Mason in her capacity as Chair of the Board, a non-employee position.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD

Board Structure

We have an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. The members of each committee are appointed by the Board and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

Our Board is comprised of a majority of independent directors, and our standing committees, Audit, Compensation and Nominating and Corporate Governance, are composed entirely of independent directors as defined under the rules of the NYSE and the Securities and Exchange Commission (“SEC”). For information on our director independence, please see “Corporate Governance and Director Independence” elsewhere in this Proxy Statement.

Board Meetings and Executive Sessions

Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its shareholders. During 2016, our Board held four meetings and acted by written consent six times. During 2016, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. We encourage, but do not require, our directors to attend annual meetings of shareholders and, in 2016, six of our directors attended.

Periodically throughout the year, the non-employee directors meet in executive session without members of management present. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. Executive sessions of non-employee directors are chaired by Ms. Mason, our Chair. In addition, the independent members of the Board meet in executive session at least once per year at which only independent directors are present.

Committees and Committee Composition

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Board has delegated various responsibilities and authorities to these committees, as described below and in the committee charters. The committees periodically report on their activities and actions to the Board. The table below provides information about the current membership of these committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Lawrence Alleva	X	*
Joshua Bekenstein			X
Roger H. Brown
E. Townes Duncan	X
Jordan Hitch			X	*	X
David Humphrey			X
Marguerite Kondracke					X	*
Dr. Sara Lawrence-Lightfoot					X
David H. Lissy
Linda Mason
Cathy E. Minehan	X
Mary Ann Tocio
Number of meetings during fiscal 2016	9		2		1
Action by written consent during fiscal 2016	1		3		1

*	Chair

Audit Committee

The Audit Committee’s purpose, roles and responsibilities are set forth in a written Audit Committee charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Audit Committee’s purpose is to assist the Board in its oversight of (i) the integrity of the consolidated financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) the Company’s internal control over financial reporting. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, evaluate, oversee, retain, compensate, terminate and change the registered public accounting firm for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The registered public accounting firm reports directly to the Audit Committee.

•	Pre-approve all auditing services, internal control-related services and permissible non-audit services to be performed for us by our independent auditors.

•	Review and discuss with management and the independent auditor the annual audited and quarterly financial statements, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review and discuss reports from the independent auditor with regard to critical accounting policies and practices used in such financial statements.

•	Review and approve related party transactions.

•	Review and discuss with management, internal auditors and the independent auditor any material issues regarding accounting principles and financial statement presentations made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles.

•	Review and discuss with management, internal auditors and the independent auditors the adequacy of our internal controls and any special steps or remedial measures adopted in light of any identified material control weaknesses.

The Audit Committee consists of Lawrence Alleva, E. Townes Duncan, and Cathy E. Minehan. Our Board has determined that all the members are independent directors pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing rules of the NYSE. All of our members are financially literate and Mr. Alleva and Ms. Minehan are also each considered an “audit committee financial expert” within the meaning of the applicable rules of the SEC.

Compensation Committee

The Compensation Committee’s purpose, roles and responsibilities are set forth in a written Compensation Committee charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Compensation Committee’s primary purpose is to:

•	Assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs.

•	Approve the compensation plans, policies and programs and approve specific compensation levels for our executive officers.

•	Review and recommend the compensation structure for directors.

•	Assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans.

•	Make recommendations regarding employee incentive compensation plans and equity-based plans.

•	Review risks related to executive compensation and the design of compensation plans.

•	Oversee compliance with shareholder approval of executive compensation matters, including advisory votes.

The Compensation Committee consists of Joshua Bekenstein, Jordan Hitch and David Humphrey. Our Board has determined that all the members are independent directors pursuant to the listing rules of the NYSE and are “outside directors” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee does not use a compensation consultant. The Compensation Committee, in its role as administrator under the Company’s 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”), approved the delegation of authority to the Company’s Chief Executive Officer to grant equity awards under the plan within certain specified parameters. Mr. Humphrey will continue to serve on the Compensation Committee until his term expires at the Annual Meeting. Our Board is currently considering his replacement.

Compensation Committee Interlocks and Insider Participation

During 2016, no member of our Compensation Committee was an officer or employee of the Company or served as a member of the board or compensation committee of any entity that has one or more executive officers serving as members of the Bright Horizons Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of any entity that has one or more executive officers serving on the Bright Horizons Board or Compensation Committee. Each of Messrs. Bekenstein, Hitch and Humphrey is affiliated with Bain Capital. For additional information regarding transactions between Bain Capital and the Company, please see “Transactions with Related Persons” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Nominating and Corporate Governance Committee primary purpose is to:

•	Identify individuals qualified to become members of the Board.

•	Recommend to the Board director nominees for the next shareholders’ meeting.

•	Review the Company’s Corporate Governance Guidelines.

•	Oversee director orientation and continuing education.

•	Review proposals set forth by shareholders.

The Nominating and Corporate Governance Committee consists of Jordan Hitch, Marguerite Kondracke, and Dr. Sara Lawrence-Lightfoot. Our Board has determined that all the members are independent directors pursuant the listing rules of the NYSE.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Bright Horizons. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Bright Horizons. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management. The Audit Committee oversees the Company’s internal audit function and reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, and regulatory compliance. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Corporate Governance Highlights

Bright Horizons demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this goal and provide a framework within which our Board and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Highlights of our corporate governance practices are listed below and discussed elsewhere in this Proxy Statement:

•	10 out of 12 current directors are independent under NYSE Rules.

•	All Board committees are compromised solely of independent directors under NYSE Rules.

•	Separate Chair and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions and independent chair.

•	Majority voting in uncontested elections of directors.

•	Limits on other board service.

•	All directors are subject to the anti-pledging and anti-hedging provisions under our Amended and Restated Insider Trading Policy.

•	Stock ownership requirements for directors and the Chief Executive Officer.

•	Clawback policy which applies to current and former executive officers.

•	Board diversity (approximately 42% of Board members are women, including our Chair).

•	Regular Board and committee executive sessions of non-employee directors.

•	Audit Committee approval required for related party transactions.

•	The Board and each committee conduct annual self-assessments.

•	Board orientation and education program.

Recently Adopted Corporate Governance Enhancements

The Nominating and Corporate Governance Committee regularly reviews matters of corporate governance. We recently approved several corporate governance policies to enhance the ability of the Board and management to serve the long-term interests of shareholders, including the following:

•	Majority Voting. In March 2017, the Board adopted a majority voting standard in uncontested elections of directors. This is more fully described in Proposal 1 on page 4 of this Proxy Statement.

•	Clawback Policy. In February 2017, the Board adopted a clawback policy covering current and former executive officers who are or were subject to the requirements of Section 16 of the Exchange Act that provides that if any such current or former executive officer has engaged in misconduct which materially contributed to a material restatement of the Company’s financial results, the Compensation Committee has the right to use reasonable efforts to recover from such executive officer an amount of performance-based compensation (including annual and long-term incentives, either cash or equity) awarded during the three-year period preceding such restatement equal to the amount of excess compensation awarded or earned had the compensation been calculated based on the restated financial results. This policy applies to performance-based compensation awards granted on or after January 1, 2017.

•

Stock Ownership Guidelines. In May 2016, to further align the interests of our Chief Executive Officer and non-employee directors with the interests of the Company’s shareholders, the Board adopted stock ownership guidelines for our Chief Executive Officer and non-employee directors. Under our guidelines, each director is expected to own shares of Company stock with a market value of at least five times the annual cash retainer paid to non-employee directors for service on the Board and the Chief Executive Officer is expected to own shares of Company stock with a market value of at least five times his/her annual base salary. Non-employee directors and the Chief Executive Officer have five years from the date they become subject to the guidelines to meet the target. The Compensation Committee will review compliance with these guidelines annually.

•	Limits on Board Service. We believe that no director should serve on more than four boards of public companies (including our Board), provided, however, that this restriction shall not apply to those directors with fulltime jobs that require the director to serve on the boards of other companies. We believe that the Chief Executive Officer should serve on no more than two boards of public companies (including our Board). The Board adopted these limits in December 2016.

•	Limits on Incentive Bonuses. In February 2017, the Compensation Committee instituted a cap on the maximum payout of the portion of an executive’s annual cash bonus tied to corporate performance—any such annual cash bonus will be capped at three times (or 300%) of the executive’s target bonus.

Board Independence

Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. Our Board evaluates any relationships of each director and nominee with Bright Horizons and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-employee director and nominee or any member of his or her immediate family and Bright Horizons. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director or nominee was independent. As a result of this review, our Board has affirmatively determined that Mr. Alleva, Mr. Bekenstein, Mr. Brown, Mr. Duncan, Mr. Hitch, Mr. Humphrey, Ms. Kondracke, Ms. Lawrence-Lightfoot, Ms. Mason and Ms. Minehan are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race and is committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise as is stated in our Corporate Governance Guidelines. Currently, approximately 42% of Board members are women, including our Chair. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance and the child care, education and related industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Board and Committee Annual Performance Reviews

Our Corporate Governance Guidelines provide that the Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. In addition, the written charters of each of the Audit, Compensation and Nominating and Corporate Governance Committees provide that each committee shall evaluate its performance on an annual basis. During 2016, the Board and each committee conducted a self-evaluation pursuant to these requirements. The Board views the annual self-assessment review as an integral part of its commitment to continuous improvement and achieving high levels of Board and committee performance.

Director Nominations

Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee

Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members and our Chief Executive Officer. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that the Board shall review the appropriate skills and characteristics required of board members in the context of its current make-up. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee also considers properly submitted recommendations for candidates to the Board from shareholders in accordance with our By-laws. Any shareholder may submit in writing a candidate for consideration for each shareholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting. Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, and the information required by Section 1.2 of our By-laws. Recommendations should be sent to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure

While the Board has no set policy with respect to the separation of the offices of Chair and the Chief Executive Officer and may review these offices from time to time, the Board has a long-standing practice of separating the offices of the Chair and the Chief Executive Officer and the Board has currently chosen to separate the roles of Chair and Chief Executive Officer. Linda Mason, our current non-executive Chair of the Board, co-founded Bright Horizons in 1986 and served as director and president from 1986 to 1998 and as director and Chair of the Board since 1998. The Board believes that the separate roles of Ms. Mason and Mr. Lissy, our Chief Executive Officer, are in the best interest of Bright Horizons and its shareholders. Ms. Mason has wide-ranging, in-depth knowledge of our business arising from her many years of service to Bright Horizons and, as a result, provides effective leadership for the Board and support for Mr. Lissy and other management. The structure permits Mr. Lissy to devote his attention to leading Bright Horizons and focusing on our business strategy.

Succession Planning

The Board’s Compensation Committee and the full Board periodically review succession planning for the Chief Executive Officer and other senior leadership positions. These reviews include consideration and assessment of the most promising leadership talent throughout the Company, and roles in which external candidates may need to be considered.

Policies Relating to Directors and Service

It is our policy that directors, who are also employees of the Company, shall offer his or her resignation from the Board at the same time they retire from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.

We believe that no director should serve on more than four boards of public companies (including our Board), provided, however, that this restriction shall not apply to those directors with fulltime jobs that require the director to serve on the boards of other companies. We believe that the Chief Executive Officer should serve on no more than two boards of public companies (including our Board). Pursuant to our Audit Committee charter and the NYSE listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Mr. Alleva, a retired partner at PriceWaterhouseCoopers LLP, currently serves on the audit committees of four public companies (including Bright Horizons). The Board, after due consideration of the facts and in light of Mr. Alleva’s dedication to, and stewardship of, the Company’s Audit Committee, determined that Mr. Alleva’s service on the audit committees of four public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

Director Education

Our director orientation and continuing education program consists of visits to Bright Horizons centers, background material on the Company, education regarding our Code of Business Conduct and Ethics and other policies and practices relevant to our business and operations, and meetings with and presentations by senior management. In addition, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs sponsored by various educational institutions.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees and a written Code of Ethics for Senior Managers and Financial Officers, which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. We intend to disclose any future amendments to, or waivers from, these codes of ethics for Bright Horizons executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Online Availability of Information

The current versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees, Code of Ethics for Senior Managers and Financial Officers and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. These materials are also available in print free of charge to shareholders, upon written request to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with the consummation of our initial public offering in January 2013, we entered into an amended and restated stockholders agreement with certain investment funds affiliated with Bain Capital Partners, LP (the “Bain Funds”) and certain other investors. Our amended and restated stockholders agreement obligates the stockholders parties thereto, subject to the limited exceptions described in the amended and restated stockholders agreement, to enter into customary lock-up agreements with the underwriters in the event of underwritten public offerings of our shares of common stock.

Registration Rights Agreement

In connection with the consummation of our initial public offering, our registration rights agreement with the Bain Funds and certain other stockholders, including certain of our executive officers and directors, was amended. The registration rights agreement, as amended, provides the Bain Funds with certain demand registration rights. In addition, if we from time to time register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Bain Funds and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Bain Funds and such other holders (including certain of our executive officers and directors) have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Bain Funds or other holders described above.

The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related Persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer, any greater than 5% shareholder and the immediate family members of any of those persons. The Audit Committee is responsible for administering this policy.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $120,000 with respect to any fiscal year, (2) the Company is a participant, and (3) any Related Person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than 10% beneficial owner of another entity (an “Interested Transaction”). Under the policy, the Audit Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified by the Board even if the amounts will exceed $120,000. These are: (a) the employment and compensation arrangements required to be reported in the proxy statement; (b) director compensation required to be reported in the proxy statement; (c) any transaction with another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where the Company is indebted to another company if the total amount of indebtedness does not exceed 1% of that company’s total consolidated assets (in both cases, the pre-approval applies if the Related Person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares); (d) competitively bid or regulated public utility services transactions; (e) transactions involving trustee-type services; and (f) transactions where the Related Person’s interest arises solely from the ownership of our common stock and all common shareholders received the same benefit on a pro rata basis.

The Audit Committee Chair has the authority to pre-approve or ratify any Interested Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an Interested Transaction, the Audit Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2017 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers, directors and director nominees; and

•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table below is based upon 59,794,061 shares of common stock outstanding as of April 4, 2017.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or settlement of vested restricted stock units and held by the respective person or group which may be exercised or converted within 60 days after April 4, 2017 as well as shares of restricted stock of which a respective person has voting power. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, officer and shareholder is c/o Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding common stock:
Bain Capital Investors, LLC and related funds(1)	12,527,492	21.0%
Baron Capital Group(2)	4,687,889	7.8%
The Vanguard Group(3)	3,324,514	5.6%

Directors and executive officers:
Lawrence Alleva(4)	10,683	*
Joshua Bekenstein(5)	2,000	*
Mandy Berman(6)	31,354	*
Elizabeth J. Boland(7)	249,959	*
Roger H. Brown(8)	193,074	*
Mary Lou Burke Afonso(9)	69,788	*
E. Townes Duncan(10)	5,111	*
Jordan Hitch(11)	2,000	*
David Humphrey(12)	2,000	*
Marguerite W. Kondracke(13)	21,475	*
Stephen H. Kramer(14)	90,985	*
Dr. Sara Lawrence-Lightfoot(15)	6,011	*
David H. Lissy(16)	633,666	1.1%
Linda A. Mason(17)	193,074	*
Cathy E. Minehan(18)	1,000	*
Mary Ann Tocio(19)	356,484	*
All Directors, Nominees and Executive Officers as a Group (17 persons)(20)	1,777,993	2.9%

*	Indicates less than one percent.
(1)	The shares included in the table consist of: (i) 12,382,969 shares of common stock owned by BC Brightness SPV, LP (“BC Brightness”), (ii) 1,641 shares of common stock owned by BCIP Associates-G (“BCIP-G”), (iii) 86,815 shares of common stock owned by BCIP Associates III, LLC (“BCIP III”), (iv) 15,761 shares of common stock owned by BCIP Associates III-B, LLC (“BCIP III-B”), (v) 37,696 shares of common stock owned by BCIP T Associates III, LLC (“BCIP Trust III”), and (vi) 2,610 shares of common stock owned by BCIP T Associates III-B, LLC (“BCIP Trust III-B” and, together with BC Brightness, BCIP-G, BCIP III, BCIP III-B and BCIP Trust III, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by all of the Bain Capital Entities is directed by the Global Private Equity Board (“GPEB”) of Bain Capital Investors, LLC (“BCI”). By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the Bain Capital Entities has an address of c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.
(2)	The information regarding the Baron Entities (as defined below) is based solely on information included in the Schedule 13G/A filed by them with the SEC on February 14, 2017. The Baron Entities reported that Baron Capital Management, Inc. (“BCM”) has shared voting and dispositive power over 115,579 shares of common stock; BAMCO, Inc. (“BAMCO”) has shared voting power over 4,207,810 shares of common stock and shared dispositive power over 4,572,310 shares of common stock; Baron Capital Group, Inc. (“BCG”) has shared voting power over 4,323,389 shares of common stock and shared dispositive power over 4,687,889 shares of common stock; and Ronald Baron (collectively with BCM, BAMCO and BCG, the “Baron Entities”) has shared voting power over 4,323,389 shares of common stock and shared dispositive power over 4,687,889 shares of common stock. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address for each of the Baron Entities is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(3)	The information regarding The Vanguard Group is based solely on information included in the Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017. The Vanguard Group reported that it has sole voting power with respect to 87,534 shares of common stock, shared voting power with respect to 4,964 shares of common stock, sole dispositive power with respect to 3,234,611 shares of common stock, and shared dispositive power with respect to 89,903 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Includes 5,272 shares of common stock that can be acquired upon the exercise of outstanding options and 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(5)	Includes 2,000 shares of common stock that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Bekenstein is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Bekenstein is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.
(6)	Includes 4,136 shares of common stock that may be acquired from options vesting within 60 days.
(7)	Includes 96,843 shares of common stock that can be acquired upon the exercise of outstanding options and 7,874 shares of common stock that may be acquired from options vesting within 60 days.
(8)	Includes (i) 1,226 shares of common stock held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (ii) 1,235 shares of common stock held by Mr. Brown, (iii) 130,838 shares of common stock held by the Linda A. Mason Trust dated August 7, 1996, (iv) 8,270 shares of common stock held by Ms. Mason, Mr. Brown’s spouse, (v) 3,000 shares of common stock that may be acquired by Mr. Brown upon the exercise of outstanding options, (vi) 42,483 shares of common stock that may be acquired by Ms. Mason upon the exercise of outstanding options, (vii) 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units by Mr. Brown, and (viii) 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units by Ms. Mason.
(9)	Includes 2,520 shares of common stock held by Ms. Burke Afonso’s daughters, 25,382 shares of common stock that can be acquired upon the exercise of outstanding options and 7,874 shares of common stock that may be acquired from options vesting within 60 days.
(10)	Includes 2,000 shares of common stock that can be acquired upon the exercise of outstanding options and 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(11)	Includes 2,000 shares of common stock that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Hitch is a senior advisor to BCI and as a result and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Hitch is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.
(12)	Includes 2,000 shares of common stock that can be acquired upon the settlement of vested restricted stock units. Does not include shares of common stock held by the Bain Capital Entities. Mr. Humphrey is a Managing Director of BCI and as a result, and by virtue of the relationships described in footnote 1 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Humphrey is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.
(13)	Includes 5,000 shares of common stock held by Morton Kondracke, Ms. Kondracke’s spouse, 9,464 shares of common stock that can be acquired upon the exercise of outstanding options and 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(14)	Includes 90,985 shares of common stock held by the Charles River View Trust dated 12/13/07.
(15)	Includes 3,000 shares of common stock that can be acquired upon the exercise of outstanding options and 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(16)	Includes 139,126 shares of common stock that can be acquired upon the exercise of outstanding options, 9,782 shares of common stock that may be acquired from options vesting within 60 days and 5,000 shares of common stock held by the Lissy Family Foundation of which Mr. Lissy may be deemed a beneficial owner.

(17)	Includes (i) 130,838 shares of common stock held by the Linda A. Mason Trust dated August 7, 1996, (ii) 8,270 shares of common stock held by Ms. Mason, (iii) 1,226 shares of common stock held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (iv) 1,235 shares of common stock held by Mr. Brown, Ms. Mason’s spouse, (v) 42,483 shares of common stock that may be acquired by Ms. Mason upon the exercise of outstanding options, (vi) 3,000 shares of common stock that may be acquired by Mr. Brown upon the exercise of outstanding options, (vii) 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units by Ms. Mason and (viii) 3,011 shares of common stock that can be acquired upon the settlement of vested restricted stock units by Mr. Brown.
(18)	Includes 1,000 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(19)	Includes 261,900 shares of common stock that can be acquired upon the exercise of outstanding options, 9,782 shares of common stock that may be acquired from options vesting within 60 days and 1,000 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(20)	Includes 611,357 shares of common stock that can be acquired upon the exercise of outstanding options, 43,426 shares of common stock that may be acquired from options vesting within 60 days and 26,066 shares of common stock that can be acquired upon settlement of vested restricted stock units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by such dates during fiscal year 2016. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% holders timely filed all reports that were required to be filed under Section 16(a), with the exception of (i) one late Form 4 filing by each of Messrs. Bekenstein, Hitch and Humphrey with respect to a grant of restricted stock units on May 12, 2016, which were subsequently filed with the SEC on December 2, 2016, and (ii) one late Form 4 filing by Mr. Kramer with respect to a transaction under his 10b5-1 plan on April 21, 2016, which was subsequently filed with the SEC on April 26, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion describes our compensation philosophy, principles and practices with respect to the compensation of the executive officers listed below (referred to as our named executive officers):

David H. Lissy	Chief Executive Officer
Elizabeth J. Boland	Chief Financial Officer
Stephen H. Kramer(1)	President
Mary Lou Burke Afonso(1)	Chief Operating Officer, North America Center Operations
Mandy Berman(1)	Executive Vice President and Chief Administrative Officer

(1)	Ms. Burke Afonso was promoted effective January 1, 2016 to the position of Chief Operating Officer, North America Center Operations and Ms. Berman was promoted effective January 1, 2016 to the position of Executive Vice President and Chief Administrative Officer and each became executive officers of the Company at the time of these promotions. Mr. Kramer was appointed President of the Company effective January 1, 2016. The compensation decisions made in connection with these events are further described below.

Overview of Compensation

Our named executive officers’ compensation is determined by our Compensation Committee and is reviewed annually. Our executive compensation program is designed to attract and retain high-quality leadership and incentivize our executive officers and other key employees to achieve company performance goals and strong individual performance over the short- and long-term. Our pay-for-performance approach to executive compensation places a greater emphasis on long-term equity incentive grants than on other forms of compensation, reflecting our focus on long-term value creation and serving to align the interests of our executive officers with those of our shareholders.

Fiscal 2016 Performance and Company Highlights

The Company achieved solid financial results in fiscal 2016 and successfully completed a number of operational and strategic activities during the year, and we believe that our named executive officers were instrumental in helping us achieve these results. Key aspects of our overall financial, operating and strategic performance include:

•	Financial performance: For fiscal 2016, revenue grew 8%, or $111 million, to $1.6 billion and operating income grew 9%, or $16 million, to $197 million.

•	New business growth: In 2016, we added 103 net new child care and early education centers. We also increased revenue from our Back-Up services from $182 million in 2015 to $200 million and increased revenue in our Educational Advisory services from $40 million in 2015 to $48 million. As of December 31, 2016, the Company operated 1,035 early care and education centers with the capacity to serve 115,000 children and families.

•	Key acquisitions: With the acquisition of Asquith Day Nurseries & Pre-Schools in November 2016, we became the largest provider of child care and early education services in the United Kingdom, with more than 300 nurseries.

•	Capital markets activity: In November 2016, we modified our existing senior secured credit facility to (1) refinance all our outstanding term loans into a new seven-year term loan facility, (2) to reduce our interest rate, and (3) to add $150 million in incremental term loans. In addition, utilizing a combination of cash generated from operations and borrowings under our revolving credit facility, we acquired a total of 1.7 million shares for a total of $113 million under our share repurchase program, including shares repurchased in conjunction with a secondary offering of shares by Bain Capital in May 2016.

•	One of the best places to work: In March 2017, we were named to FORTUNE’s 2017 list of “100 Best Companies to Work For.” Bright Horizons is the only child care organization on the list, and this is the 17th time we have been recognized by FORTUNE as a “100 Best” company. In November 2016, we were named number one on the Boston Globe’s annual list of “Top Places to Work” in Massachusetts marking the fourth time in six years we have taken the first place spot on the list.

Recent Compensation Decisions

In 2016 and 2017, our Board and Compensation Committee adopted the following compensation practices, which are intended to promote good corporate governance and to align the interests of our executive officers with those of our shareholders:

•	Adopted stock ownership guidelines for the Chief Executive Officer and directors.

•	Adopted a clawback policy covering performance-based compensation for current and former executive officers.

•	Instituted a 3x (300%) cap on the maximum payout of the portion of annual cash bonuses tied to Company performance.

Other Compensation and Governance Best Practices

Additionally, our executive compensation program includes a number of practices intended to align the interests of management and our shareholders:

•	Challenging performance goals—our Compensation Committee sets rigorous performance targets. We believe these targets motivate our executives to deliver value to our shareholders.

•	No tax gross-ups—we do not provide for tax gross-ups to our executive officers.

•	No defined benefit pension—we do not maintain a defined benefit pension plan for our executive officers.

•	No repricing of options—we do not allow repricing of underwater stock options unless approved by our shareholders.

•	No hedging transactions permitted and pledging transactions generally prohibited.

•	Provide modest perquisites.

For additional information on equity-related compensation changes implemented in connection with the amendment and restatement of our 2012 Plan, please see Proposal 4 on page 46 of this Proxy Statement.

Effect of Fiscal 2016 Company Performance on 2016 Compensation

The primary elements of Company performance used in evaluating the 2016 annual cash bonuses of our named executive officers were the achievement of Adjusted EBITDA and Adjusted EPS targets. In addition, the strategic and operational decisions employed by our named executive officers to achieve the Adjusted EBITDA and Adjusted EPS targets were considered, along with the other factors described below in our discussion of annual cash bonuses, in deciding the individual portion of each executive’s bonus. For fiscal 2016, the Company’s Adjusted EBITDA was below the Target Range (as defined below) for that goal and the Company’s Adjusted EPS was on the low-end of the Target Range (as defined below) for that goal, resulting in the portion of the annual cash bonus award based on corporate performance being paid to our named executive officers at approximately 73.8% of target.

Compensation Philosophy, Objectives, and Process

Our compensation philosophy centers on:

•	Pay for Performance: Compensation should be tied to the achievement of financial targets and operating and strategic goals.

•	Equity Ownership: A significant part of our compensation program is in the form of equity-based awards. These awards serve to align the interests of our executive officers with those of our shareholders, encourage long-term retention and incentivize long-term value creation.

•	Individual Performance: Compensation should take into account and reward individual performance and contributions to our success.

Role of the Compensation Committee and the Chief Executive Officer. Our Compensation Committee oversees our executive compensation program and is responsible for approving the compensation paid to, and the agreements entered into with, our executive officers, including our named executive officers. Our Compensation Committee determines the base salary, annual cash incentive compensation, and equity compensation of our executive officers, including our named executive officers. Our Compensation Committee applies the same general principles to the compensation-related decisions it makes for all of our named executive officers, regardless of position.

Our Chief Executive Officer, Mr. Lissy, provides recommendations to our Compensation Committee with respect to compensation-related decisions for our other named executive officers, including base salary adjustments, target annual cash bonus awards and equity awards, and also provides his assessment of each officer’s individual performance. Our Compensation Committee considers his recommendations as one factor when making decisions regarding the compensation of these named executive officers, but ultimately is responsible for approving the compensation for the other named executive officers. With respect to our Chief Executive Officer, the Compensation Committee annually reviews and approves the corporate and individual goals relevant to his compensation, evaluates his performance in light of those goals, and determines and approves compensation based on this evaluation.

Role of Compensation Consultant and Benchmarking. Although we may decide to do so in the future, neither the Company nor our Compensation Committee currently uses a compensation consultant or compensation benchmarking comparison data to assist in the determination of the compensation to be paid to our named executive officers. Our Compensation Committee relies on the factors described below in making compensation decisions for our named executive officers.

The Role of Shareholder Say-on-Pay Vote. Our Compensation Committee reviewed the results of the Company’s 2016 annual meeting held on May 12, 2016 where the shareholders of the Company overwhelmingly approved, on an advisory basis, the compensation of our named executive officers with approximately 98.7% of the votes cast voting in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on this level of support and its assessment of the efficacy and appropriateness of our executive compensation program, our Compensation Committee did not implement substantial changes to our 2017 compensation program. However, the Compensation Committee did adopt a clawback policy, stock ownership guidelines for directors and the Chief Executive Officer and a cap on the maximum payout of the Company-portion of our annual cash bonuses to further enhance the Company’s compensation practices. For further information on these compensation practices, please see “Other Compensation Practices” elsewhere in this Compensation Discussion and Analysis. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

Elements of Executive Compensation

The compensation of our named executive officers consists of a base salary, an annual cash bonus, equity awards, and employee benefits that are generally made available to all salaried employees and certain other benefits, as described below. Our named executive officers are also entitled to certain compensation and benefits upon a qualifying termination of employment pursuant to severance agreements.

Base Salary. Base salaries for our named executive officers are determined based on the scope of each officer’s responsibilities along with his or her respective experience and contributions to the Company. It is our philosophy to maintain a conservative level of base cash compensation, with greater emphasis placed on long-term incentive compensation. Base salaries for our named executive officers are reviewed annually by our Compensation Committee. When reviewing base salaries for increase, our Compensation Committee takes into account such factors as each officer’s experience and individual performance, the Company’s performance as a whole and general industry conditions, but does not assign any specific weighting to any factor. Consistent with the philosophy of maintaining a conservative level of base compensation, we have generally awarded limited base salary increases on an annual basis.

For fiscal 2016, our Compensation Committee approved an increase of 3% in the base salaries for our named executive officers, except as indicated below, which is in line with the company-wide targeted salary increase of 3% proposed by management in our annual operating budget. Due to their promotions to new roles effective January 1, 2016, in recognition of their increased responsibilities and to align their salaries with those of the other executive officers, Mr. Kramer and Mses. Berman and Burke Afonso received a larger increase in their base salary for fiscal 2016 over their 2015 salaries.

The table below summarizes the base salary increase for fiscal 2016 as approved by our Compensation Committee:

Named Executive Officer	2015 Salary	2016 Salary	Increase (%)
David H. Lissy	$373,842	$385,057	3%
Elizabeth J. Boland	$303,850	$312,966	3%
Stephen H. Kramer	$283,250	$300,000	5.9%
Mary Lou Burke Afonso	$242,050	$280,000	15.7%
Mandy Berman	$242,050	$270,000	11.5%

Annual Cash Bonus. Our annual cash bonus program under our Annual Incentive Plan was established to promote and reward the achievement of key strategic and business goals as well as individual performance and is designed to motivate our executive officers to meet or exceed annual performance goals. Each named executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. Each executive’s target is established by our Compensation Committee based on the individual’s scope of responsibilities and his or her potential contributions to the achievement of the Company’s strategic goals.

For fiscal 2016, Mr. Lissy’s target cash bonus award was decreased to 125% of base salary from 135% of base salary in 2015. In fiscal 2015, his target cash bonus award had been increased to take into account his expanded duties in connection with Mary Ann Tocio’s retirement as President. The Compensation Committee adjusted his target cash bonus award in 2016 to follow the executive promotions described above, which built out a broader executive team and to align his target cash bonus award with those of other executive officers. For fiscal 2016, Ms. Berman’s target cash bonus award increased to 75% of base salary from 53% of base salary in 2015 in recognition of her promotion to EVP and Chief Administrative Officer, her increased job responsibilities and to align her target cash bonus award with those of other executive officers. The target cash bonus awards for Mses. Boland and Burke Afonso and for Mr. Kramer remained at their 2015 levels and were 75%, 100% and 100% of base salary, respectively.

For fiscal 2016, 50% of the cash bonus awards granted to our named executive officers was based on the achievement of pre-established corporate performance goals and 50% was based on a qualitative assessment of each individual’s performance, with primary emphasis on the achievement of individual goals communicated to the executive at the beginning of the fiscal year.

The individual goals applicable to each of our named executive officers for 2016 generally encompassed:

•	Leadership skills and strategic vision;

•	Strategic planning and execution;

•	Culture/brand building and integration of acquisitions;

•	Employee, parent and client satisfaction;

•	Innovation and change management;

•	Succession planning and employee development;

•	External relations, including awards and recognition;

•	Board and Board committee relations;

•	Capital markets management and shareholder relations;

•	Demonstrated ethics and values in line with those of our Company; and

•	Other strategic and tactical decisions employed during the year to execute on the Company’s strategic plan and achieve financial performance targets.

Consistent with fiscal 2015, our Compensation Committee selected Adjusted EBITDA and Adjusted EPS as the corporate performance metrics for our annual cash bonus program for fiscal 2016. Our Compensation Committee selected Adjusted EBITDA because it believes that it reflects the Company’s cash flow generation on a consistent basis and as such is also a strong overall indicator of the Company’s operational performance. Adjusted EPS was selected as a corporate performance metric because the Compensation Committee believes it reflects the Company’s overall operating and financial achievement, as adjusted for the impact of certain non-cash charges and non-recurring transactions.

At the beginning of fiscal 2016, our Compensation Committee established target corporate performance goals for the 2016 annual cash bonus awards. As noted above, 50% of each named executive officer’s bonus award for 2016 was based upon the achievement of these corporate goals. Of the 50% portion of the bonus award based on corporate performance, 50% is based on meeting the Adjusted EBITDA target and 50% is based on meeting the Adjusted EPS target, each representing growth in the respective measure over the prior year’s performance and subject to a base target range (the “Target Range”). In fiscal 2015, 75% of the portion of the bonus awarded based on corporate performance was based on meeting an Adjusted EBITDA target and 25% was based on meeting an Adjusted EPS target. The change in percentage weight from fiscal 2015 to fiscal 2016 was made by the Compensation Committee to better align executive officer bonuses with how the Compensation Committee believes Company performance is measured by shareholders and investors generally. Corporate performance of Adjusted EBITDA and Adjusted EPS at the mid-point of their respective Target Ranges results in 100% of that portion of the annual cash bonus award being earned, subject to a proportional increase or decrease in the amount earned based on whether or not the Company’s performance for the year was either above or below the mid-point of the Target Range. The maximum amount of the increase or decrease resulting from the adjustment is not capped and there is a payout on a sliding scale if the Company outperforms or underperforms the Target Range. Beginning in 2017, the maximum amount that can be paid to an executive officer based on the Company’s achievement of performance metrics is capped at three times (300%) of the portion of the target bonus based on Company performance. For example, going forward, 50% of a target bonus of 125% of base salary, or 62.5%, would result in a maximum payout of 187.5% of base salary.

For fiscal 2016, Adjusted EBITDA(1) of $299 million (representing growth of $26 million) represented achievement below the Adjusted EBITDA Target Range of $304 million to $323 million (representing growth of $31 million to $50 million) or 65.0% of the midpoint of the Target Range. Adjusted EPS(1) of $2.16 (representing growth of $0.31 per share) represented performance at the low-end of the Adjusted EPS Target Range of $2.16 to $2.29 (representing growth of $0.31 per share to $0.44 per share), or 82.6% of the midpoint of the Target Range. Each of these factors are weighted 50%, which results in a weighted average performance achievement of 73.8%. In determining the annual cash bonus awards based on corporate performance, the Compensation Committee has discretion to include or exclude or adjust for certain non-recurring or isolated charges. The Compensation Committee did not apply discretion to adjust for non-recurring or isolated items in awarding the 2016 bonuses. Our Compensation Committee retains further discretion to adjust the amount that each named executive officer earns with respect to his or her bonus based on other factors as it deems appropriate. No other adjustments with respect to the 2016 annual cash bonuses awards were made.

During the first quarter of 2017, our Compensation Committee evaluated the individual performance of our named executive officers during the 2016 fiscal year and determined that each named executive officer earned 100% of the portion of his or her annual bonus based on individual performance. In this evaluation, our Compensation Committee considered the various individual and business factors outlined above. In addition, our Compensation Committee considered the Company’s overall financial performance in 2016, as measured by Adjusted EBITDA and Adjusted EPS and determined that each named executive officer earned 73.8% of the portion of his or her annual bonus based on corporate performance, as described above. As a result, our Compensation Committee determined, after taking into account the achievement of both individual performance and Company performance, that the named executive officers would receive the following total cash bonus for 2016 under our annual cash bonus plan.

Named Executive Officer	Target Bonus as % of Base Salary	Actual Bonus Paid as % of Base Salary
David H. Lissy	125%	108.6%
Elizabeth J. Boland	75%	65.2%
Stephen H. Kramer	100%	86.9%
Mary Lou Burke Afonso	100%	86.9%
Mandy Berman	75%	65.2%

Equity Awards. The largest single component of our executive compensation program has been the periodic granting of equity-based awards—a mix of stock options and purchased restricted stock. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. We require our executives who elect an award of restricted stock to purchase it by paying 50% of the fair market value of the underlying shares on the grant date in cash to the Company. These equity-based awards have served both to align the interests of our named executive officers with those of our shareholders and to encourage retention and promote a longer-term, strategic view.

Our equity compensation program for our named executive officers and other key employees permits our executives to elect to receive their annual equity award under our 2012 Plan in the form of either (1) non-qualified stock options, (2) purchased restricted stock, or (3) a combination of the two (the “Equity Choice Plan”). Under the Equity Choice Plan, the number of shares of our common stock subject to each stock option award will be determined by the Compensation Committee based on the target incentive compensation value for each executive and the Black-Scholes value of an option at the time of the grant. The number of shares of purchased restricted stock to be issued will equal 120% of the executive’s target incentive compensation value divided by 50% of the fair market value of a share of Company common stock, as measured by the average

(1)	Adjusted EBITDA and Adjusted EPS are not financial measures reported under GAAP. See pages 40 through 41 of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 1, 2017, for a reconciliation of these non-GAAP financial measures.

closing price of our common stock for a 90-day period occurring prior to the grant date (typically the most recently completed calendar quarter). An executive who elects to receive purchased restricted stock is required to pay a purchase price on the date of grant equal to 50% of the fair market value of the shares of our common stock on the date of the award. In the event the executive’s employment with the Company terminates prior to the vesting date, in certain circumstances, the Company may, but is not obligated to, repurchase the shares subject to the award at a price equal to the lesser of cost or fair market value. Stock options granted under this program vest 60% on the third anniversary of the grant date, an additional 20% on the fourth anniversary of the grant date and the final 20% on the fifth anniversary of the grant date. Purchased restricted stock awards vest 100% on the earliest of the third anniversary of the grant date, a change of control of the Company, and the termination of the participant’s employment by reason of death or disability. Our Compensation Committee applies a longer vesting period to awards to encourage retention and long-term focus on the Company.

In January 2016, our Compensation Committee granted equity awards under the Equity Choice Plan with aggregate targeted values as indicated below. These targeted values did not change from the targeted values established by the Compensation Committee for our named executive officers for 2015, except as otherwise indicated.

Named Executive Officer	Target Value of Equity Awards (% of annual base salary)
David H. Lissy	200%
Elizabeth J. Boland	150%
Stephen H. Kramer(1)	150%
Mary Lou Burke Afonso(1)	135%
Mandy Berman(1)	125%

(1)	In light of their respective promotions and increased job responsibilities, Mr. Kramer and Mses. Burke Afonso and Berman’s target value of equity awards as a % of base salary increased from 135%, 100% and 100% from 2015, respectively.

In January 2016, the Compensation Committee determined that it was appropriate to provide certain additional one-time long-term incentive awards. Mr. Lissy and Ms. Boland were each granted one-time stock option awards, 22,500 stock options and 15,000 stock options, respectively, in recognition of (1) their performance and contributions to the Company’s long-term success, (2) the effective implementation of recent succession planning resulting in the promotions of Mr. Kramer and Mses. Berman and Burke Afonso, and (3) managing of the transition of Mary Ann Tocio’s retirement as President in June 2015. In addition, Mses. Burke Afonso and Berman each received additional one-time stock option awards, 22,500 stock options and 15,000 stock options, respectively, in connection with their January 1, 2016 promotions and in recognition of their increased responsibilities at the Company.

Information about the number of stock options and/or restricted shares granted to our named executive officers in 2016 is included in the “Grants of Plan-Based Awards” table below.

Benefits and Perquisites. We provide modest benefits and perquisites for our named executive officers. Most of these benefits, such as matching contributions under our tax-qualified retirement plan (the “401(k) Plan”) and basic health and welfare benefit coverage, are available to all eligible employees.

Under the 401(k) Plan, employees’ elective deferrals are immediately vested and non-forfeitable. Each plan year, we may, but are not required to, make discretionary matching contributions and other employer contributions on behalf of eligible employees. For 2016, we matched 25% of each participant’s contributions, up to 8% of the participant’s compensation, provided that the participant had at least one year of service with us, and did not make any other employer contributions under the 401(k) plan. Employer matching contributions and other employer contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us.

In addition to the 401(k) Plan match, in 2016, we provided supplemental benefits and programs to certain named executive officers as described below. The costs associated with these benefits are included in the “Summary Compensation Table.”

•	An annual car allowance—provided to Mr. Lissy.

•	Company-paid supplemental disability insurance—provided to Mr. Lissy and Ms. Boland.

•	Matching contribution under our deferred compensation plan—provided to Ms. Berman and Mr. Kramer in connection with their election to participate for fiscal 2016 (as described below).

Our nonqualified deferred compensation plan (the “NQDC Plan”) for our executive officers and other key employees allows participants to defer up to 50% of certain elements of their compensation and receive earnings on these deferred amounts. We provide for discretionary matching contributions under this plan, which are currently made at the same rate as our matching contribution under the 401(k) Plan, which for 2015 was 25% of a participant’s elective deferral, up to $2,500 per year. Participants are fully vested in their elective deferrals, and Company matching contributions vest on the same schedule as under the 401(k) Plan, as described above.

Severance Agreements. All our named executive officers have severance agreements with the Company, which include severance, change of control, and restrictive covenant provisions. We believe that change of control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our shareholders. We also believe that reasonable severance and change of control benefits are necessary in order to attract and retain high-quality executive officers. For more information on our severance agreements, please see the description in “Potential Payments Upon Termination or Change-in-Control” found elsewhere in this Proxy Statement.

Other Compensation Practices

Executive Clawbacks. In February 2017, the Board adopted a clawback policy covering current and former executive officers who are or were subject to the requirements of Section 16 of the Exchange Act that provides that if any such current or former executive officer has engaged in misconduct which materially contributed to a material restatement of the Company’s financial results, the Compensation Committee has the right to use reasonable efforts to recover from such executive officer an amount of performance-based compensation (including annual and long-term incentives, either cash or equity) awarded during the three-year period preceding such restatement equal to the amount of excess compensation awarded or earned had the compensation been calculated based on the restated financial results. This policy applies to performance-based compensation awards granted on or after January 1, 2017. The Compensation Committee will review any required changes to the clawback policy in light of evolving regulatory requirements, including under the Dodd-Frank Wall Street Reform. Additionally, under Sarbanes-Oxley, Mr. Lissy’s and Ms. Boland’s annual cash incentive payments and equity-based awards are subject to recoupment under circumstances where the Company materially fails to comply with a financial reporting requirement as a result of misconduct.

Anti-Hedging Policy and Anti-Pledging. The Company’s Amended and Restated Insider Trading Policy prohibits employees, executive officers and members of the Board from hedging Company securities. Similarly, directors, officers and employees are prohibited from holding Company securities in a margin account or pledging securities as collateral for a loan, except that the Company’s General Counsel may permit the pledge of securities for a loan (not including margin debt) in limited circumstances if such person demonstrates the financial capacity to repay the loan.

No “Gross-ups”. The Company does not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.

No Repricing of Stock Options. The Company cannot reprice underwater stock options without shareholder approval.

Bonus Limits. In February 2017, the Compensation Committee instituted a three times (300%) cap on the maximum payout of annual cash bonus payments tied to corporate performance. The Company believes such a limit on the amount an executive can earn will ensure that our incentive programs reward positive performance without offering a windfall opportunity or the incentive to create undue risk.

Stock Ownership Guidelines. In May 2016, to further align the interests of our Chief Executive Officer and non-employee directors with the interests of the Company’s shareholders, the Board adopted stock ownership guidelines for our Chief Executive Officer and non-employee directors. Under our guidelines, the Chief Executive Officer is expected to own shares of Company stock with a market value of at least five times his/her annual base salary and each director is expected to own shares of Company stock with a market value of at least five times the annual cash retainer paid to non-employee directors for service on the Board. Non-employee directors and the Chief Executive Officer have five years from date they become subject to the guidelines to meet the target. The Compensation Committee will review compliance with these guidelines annually.

Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”), disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and the three other most highly compensated executive officers, other than its chief financial officer, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to our initial public offering in 2013. Our Compensation Committee may consider the impact of Section 162(m), to the extent it is expected to apply, as one of the factors to be considered when establishing and administering our executive compensation programs.

At this Annual Meeting we are asking our shareholders to approve our 2012 Plan, as amended and restated, and our 2017 Annual Incentive Plan, consistent with the requirements of the performance-based compensation exemption under Section 162(m). However, our Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility. For more information on these plans, please see Proposal 4 and Proposal 5 elsewhere in this Proxy Statement.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our compensation program for all employees, including our executive officers, for the purpose of determining whether such programs might encourage unnecessary or excessive risk-taking. In the case of all employees, base salaries are fixed in amount and thus do not encourage risk taking. For eligible employees, including our executive officers and senior management, our equity awards are long-term awards that help align the interests of our employees with those of the Company’s shareholders. These awards are made on an annual basis and subject to multi-year vesting schedules (three years in the case of restricted stock awards and five years in the case of stock options). The ultimate value of these awards is tied to the Company’s long-term stock price performance and based on this long-range focus, should not encourage unnecessary or excessive risk-taking. Our annual cash bonus plan was established to promote and reward the achievement of key corporate performance goals as well as individual performance. Each executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. While 50% of the annual cash incentive bonus is based on achievement of annual corporate performance goals, and such goals are by definition more short-term in nature, the Company’s annual incentive program represents only a portion of the total compensation opportunities. In light of the above, the Compensation Committee, after discussion with management, believes that the Company’s compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

2016 Summary Compensation Table

The following table sets forth information about certain compensation earned by, awarded or paid to our named executive officers for the fiscal years specified below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
David H. Lissy	2016	385,057	240,661	909,936	426,248	177,608	12,952	2,152,461
Chief Executive Officer	2015	373,842	252,343	999,085	—	260,025	13,501	1,898,796
	2014	362,547	217,772	870,960	—	180,277	11,286	1,642,842

Elizabeth J. Boland	2016	312,966	117,362	556,072	284,165	86,613	2,820	1,359,999
Chief Financial Officer	2015	303,850	113,944	608,448	—	117,412	9,448	1,153,102
	2014	293,711	88,500	372,154	99,139	73,262	7,076	933,842

Stephen H. Kramer	2016	300,000	150,000	533,956	—	110,700	3,057	1,097,712
President	2015	283,250	141,625	511,380	—	145,936	5,729	1,087,921
	2014	272,694	137,500	1,320,956	—	113,826	4,582	1,849,558

Mary Lou Burke Afonso	2016	280,000	140,000	224,325	610,955	103,320	3,813	1,362,412
Chief Operating Officer, North America Center Operations

Mandy Berman	2016	270,000	101,250	100,314	531,389	74,723	4,440	1,082,115
Executive Vice President & Chief Administrative Officer

*	For Mses. Burke Afonso and Berman information is only provided for fiscal 2016 as neither was a named executive officer in fiscal 2014 or 2015.
(1)	Salary amounts are not reduced to reflect amounts contributed by the named executive officer to the 401(k) Plan or to the NQDC Plan.
(2)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan that was based on individual performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.
(3)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock awards granted in 2016, 2015 and 2014 under our 2012 Plan and reflect the 50% purchase price paid by the respective officer. These values have been determined in accordance with FASB ASC Topic 718. For a description of the assumptions used for purposes of determining the grant date fair value of restricted stock awards granted in in all three years, please see Note 11 to our audited consolidated financial statements included in our 2016 Annual Report on Form 10-K. For more information regarding the restricted stock awards we granted in 2016, please see the “Grants of Plan-Based Awards” table.
(4)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted in 2016, 2015 and 2014 under our 2012 Plan. These values have been determined in accordance with FASB ASC Topic 718. For a description of the assumptions used for purposes of determining the grant date fair value of stock options granted in all three years, please see Note 11 to our audited consolidated financial statements included in our 2016 Annual Report on Form 10-K. For more information regarding the stock option awards we granted in 2016, please see the “Grants of Plan-Based Awards” table.
(5)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan in respect of his or her annual bonus for each fiscal year that was earned based on Company performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.
(6)	Amounts shown in the “All Other Compensation” column include the following: matching contributions made to the 401(k) Plan on behalf of each named executive officer; matching contributions made to the NQDC Plan on behalf of Mr. Kramer and Ms. Berman; a car allowance payment made to Mr. Lissy and supplemental disability insurance premiums paid by the Company on behalf of Mr. Lissy and Ms. Boland, as set forth in the table below.

Name	Year	401(k) Match ($)	Deferred Compensation Plan Match ($)	Car Allowance ($)	Supplemental Medical and Disability Insurance ($)	Total ($)
David H. Lissy	2016	3,440	—	7,200	2,313	12,952
	2015	3,711	—	7,477	2,313	13,501
	2014	1,773	—	7,200	2,313	11,286

Elizabeth J. Boland	2016	1,532	—	—	1,288	2,820
	2015	5,660	2,500	—	1,288	9,448
	2014	3,116	2,500	—	1,460	7,076

Stephen H. Kramer	2016	557	2,500	—	—	3,057
	2015	3,229	2,500	—	—	5,729
	2014	2,082	2,500	—	—	4,582

Mary Lou Burke Afonso	2016	3,813	—	—	—	3,813

Mandy Berman	2016	1,940	2,500	—	—	4,440

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in 2016.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($) (1)	Maximum ($)
David H. Lissy	Annual Cash Bonus			—	$481,321	—
	Restricted Stock	1/15/2016	1/13/2016				28,800			$909,936
	Stock Options	1/15/2016	1/13/2016					22,500	$63.19	$426,248

Elizabeth J. Boland	Annual Cash Bonus			—	$234,725	—
	Restricted Stock	1/15/2016	1/13/2016				17,600			$556,072
	Stock Options	1/15/2016	1/13/2016					15,000	$63.19	$284,165

Stephen H. Kramer	Annual Cash Bonus			—	$300,000	—
	Restricted Stock	1/15/2016	1/13/2016				16,900	—	—	$533,956

Mary Lou Burke Afonso	Annual Cash Bonus			—	$280,000	—
	Restricted Stock	1/15/2016	1/13/2016				7,100			$224,325
	Stock Options	1/15/2016	1/13/2016					32,250	$63.19	$610,955

Mandy Berman	Annual Cash Bonus			—	$202,500	—
	Restricted Stock	1/15/2016	1/13/2016				3,175			$100,314
	Stock Options	1/15/2016	1/13/2016					28,050	$63.19	$531,389

(1)	These amounts represent the target cash bonus opportunities under the annual cash bonus plan with respect to both Company and individual performance. The actual amount of the bonus earned by each named executive officer for fiscal 2016 is reported in the “Summary Compensation Table.” For a description of the Company performance targets relating to the annual cash bonus, please refer to “—Elements of Executive Compensation—Annual Cash Bonus” above.
(2)	The amounts in the table reflect restricted stock awards. Restricted stock awards were granted under our 2012 Plan and vest on the third anniversary of the date of grant. The purchase price of each restricted stock award is equal to 50% of the fair market value of a share of our common stock on the grant date. Executives who elected to receive purchased restricted stock paid the purchase price on the grant date, which was $909,936 in the case of Mr. Lissy, $556,072 in the case of Ms. Boland, $533,956 in the case of Mr. Kramer, $224,325 in the case of Ms. Burke Afonso and $100,314 in the case of Ms. Berman.
(3)	The amounts in the table reflect options to purchase shares of our common stock. Stock options were granted under our 2012 Plan and vest 60% on the third anniversary of the date of grant, and 20% on each of the fourth and fifth anniversary of the date of grant, and have a term of seven years. This column includes one-time grants to Mr. Lissy of 22,500 stock options and Mses. Boland, Burke Afonso and Berman of 15,000, 22,500 and 15,000 stock options, respectively, in recognition of recent executive management changes.
(4)	The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.
(5)	Amounts shown reflect the total grant date fair value of the stock and option awards granted in 2016, determined in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K. These amounts do not reflect actual amounts that may be paid to or realized by our named executive officers and exclude the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (1)	Option Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)
David H. Lissy	314,396	—	$14.54	9/2/2018
	12,862	—	$12.00	4/4/2022
	99,110	—	$14.54	4/4/2022
	4,494	1,124	$12.00	5/2/2022
	34,632	8,658	$14.54	5/2/2022
	100,000	—	$22.00	1/25/2020
	—	22,500	$63.19	1/15/2023
					48,000	3,360,960	(4)
					42,200	2,954,844	(5)
					28,800	2,016,576	(6)
Elizabeth J. Boland	1,400	—	$14.54	4/1/2021
	2,959	—	$12.00	4/4/2022
	17,806	—	$14.54	4/4/2022
	3,616	904	$12.00	5/2/2022
	27,872	6,970	$14.54	5/2/2022
	50,000	—	$22.00	1/25/2020
	—	8,925	$36.29	1/6/2021
	—	15,000	$63.19	1/15/2023
					20,510	1,436,110	(4)
					25,700	1,799,514	(5)
					17,600	1,232,352	(6)
Stephen H. Kramer					72,800	5,097,456	(4)
					21,600	1,512,432	(5)
					16,900	1,183,338	(6)
Mary Lou Burke Afonso	904	904	$12.00	5/2/2022
	9,310	6,970	$14.54	5/2/2022
	—	25,280	$36.29	1/6/2021
	—	18,800	$47.35	1/12/2022
	—	32,250	$63.19	1/15/2023
					6,220	435,524	(4)
					7,100	497,142	(6)
Mandy Berman	—	476	$12.00	5/2/2022
	—	3,660	$14.54	5/2/2022
	—	9,400	$47.35	1/12/2022
	—	28,050	$63.19	1/15/2023

					31,100	2,177,622	(4)
					6,800	476,136	(5)
					3,175	222,314	(6)

(1)	The exercise price of each stock option awarded prior to our initial public offering on January 25, 2013 was set at or above the fair market value of a share of our common stock on the grant date as determined by our Board, based in part on an independent third-party valuation report. The exercise price of stock options awarded on January 25, 2013 was the per share offering price in our initial public offering. The exercise price of stock options awarded subsequent to January 25, 2013 is the closing price of our common stock on the date of grant.
(2)	Stock options awarded prior to January 25, 2013 have a ten-year term and stock options awarded on or after January 25, 2013 have a seven-year term.
(3)	The market value of stock awards that have not vested is determined based on the closing price of our common stock on December 30, 2016, or $70.02 per share.

(4)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $18.15 per share for restricted stock awards granted on January 6, 2014.
(5)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share for restricted stock awards granted on January 12, 2015.
(6)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $31.60 per share for restricted stock awards granted on January 15, 2016.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options that were exercised by our named executive officers during fiscal 2016. No shares of restricted stock held by our named executive officers vested during fiscal 2016.

	Option Awards
Name	Number of Securities Acquired on Exercise (#) (1)		Value Realized on Exercise ($)(2)
David H. Lissy	290,000	(3)	15,433,142
Elizabeth J. Boland	87,010	(4)	4,470,808
Stephen H. Kramer	40,000		1,781,272
Mary Lou Burke Afonso	19,998		1,017,179
Mandy Berman	15,108		802,489

(1)	Each stock option was exercisable for one share of our common stock.
(2)	Represents the difference between the aggregate exercise price of the stock options and the fair market value of these shares at the time of exercise.
(3)	On August 30, 2016, Mr. Lissy net settled 190,000 options whereby the Company withheld 110,888 shares that would otherwise have been delivered upon the exercise of the options to cover his tax obligation and the exercise price and he retained 79,112 shares.
(4)	On August 25, 2016, Ms. Boland net settled 5,000 options whereby the Company withheld 2,913 shares that would otherwise have been delivered upon the exercise of the options to cover her tax obligations and the exercise price and she retained 2,087 shares.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the NQDC Plan as of December 31, 2016 for our named executive officers who elected to participate in the plan:

Name	Executive Contributions in 2016 ($) (1)	Company Contributions in 2016 ($) (1)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016 ($) (2)
David H. Lissy	—	—	—	—	—

Elizabeth J. Boland	—	—	13,895	—	93,365

Stephen H. Kramer	59,936	2,500	14,743	—	157,256

Mary Lou Burke Afonso	—	—	—	—	—

Mandy Berman	53,893	2,500	7,255	—	126,419

(1)	Contributions are reported as compensation in the “Summary Compensation Table” consisting of (i) deferral of eligible compensation included in “Salary” (Mr. Kramer, $59,936 and Ms. Berman, $53,893) and (ii) matching contribution from the Company included in “All Other Compensation” (Mr. Kramer, $2,500 and Ms. Berman, $2,500).
(2)	The aggregate balance for our NQDC Plan includes executive deferrals for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years in which the deferrals were made were included as compensation for such individuals in the Summary Compensation Tables in prior proxy statements.

We offer the NQDC Plan to a select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, including our named executive officers. Participants can defer up to 50% of their eligible compensation (including base salary, bonus and performance-based compensation) under the NQDC Plan. The Company also makes matching contributions, which for 2016 was 25% of a participant’s elective deferral, up to $2,500. Participants are fully vested in their elective deferrals, and Company matching contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us. Aggregate earnings on account balances under this plan are determined based on the performance of the underlying investments available under the NQDC plan and selected by the individual participant. Participants can elect to receive distributions of their elective deferrals during or following employment and in a lump sum or in installment payments and may only take distributions of Company contributions following a separation from service with the form of payment selected by the participant.

Potential Payments Upon Termination or Change-in-Control

The following summaries and tables describe and quantify the potential payments and benefits that would have been provided to each of our named executive officers if a termination of employment or a change in control of the Company had occurred at the end of fiscal 2016 under our compensation plans and agreements.

Severance Agreements

The Company has entered into a severance agreement with each of Messrs. Lissy and Kramer and Mses. Boland, Berman and Burke Afonso that provide for certain payments and benefits upon a qualifying termination of the executive’s employment and/or a change of control.

Termination of Employment Without Cause or for Good Reason Within 24 Months Following a Change of Control (the “Protection Period”). If within 24 months after a change of control the executive’s employment is terminated by the Company for any reason other than for cause or death or disability or the executive terminates his or her employment for good reason (as such terms are defined in the respective agreements), the executive will be entitled to receive, in each case, (a) any accrued but unpaid base salary as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs, and (b) subject to the executive not breaching the non-competition, non-solicitation and non-hire provisions contained in the executive’s agreement, monthly severance pay for 24 months (or until such earlier date as the executive secures other employment) equal to 1/24th of the executive’s total base salary and cash bonus compensation for the prior two years of the executive’s employment. If the executive elects, in accordance with applicable federal law, to continue his or her participation in the Company’s health plans following termination of employment, the Company will pay the premiums for such participation for 24 months (or until such earlier date as the executive secures other employment). If the executive’s continued participation in the Company’s group health plans is not possible under the terms of those plans, the Company will instead arrange to provide the executive and his or her dependents substantially similar benefits upon comparable terms or pay the executive an amount in cash equal to the full cash value of such continued benefits. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Without Cause or for Good Reason Without a Change of Control. If the Company terminates the executive’s employment without cause or the executive resigns for good reason, in addition to any accrued but unpaid base salary and other accrued benefits then due to the executive as of termination, the executive will be entitled to receive bi-weekly severance payments for 18 months in the case of Mr. Lissy and for one year in the case of Mses. Boland, Burke Afonso and Berman and Mr. Kramer at his or her then-base salary rate and a prorated portion of other accrued benefits due and any bonus payable for the fiscal year in which the termination occurs. The executive’s right to receive severance pay and benefits is subject to his or her execution of an effective release of claims in favor of the Company.

Termination of Employment Due to Death or Disability. If the executive’s employment terminates due to death or due to the executive becoming disabled, the executive will be entitled to receive accrued but unpaid base salary and other accrued benefits then due to the executive as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.

Other Termination of Employment. If the executive’s employment is terminated by the Company for cause or the executive voluntarily resigns without good reason, the executive will only be entitled to receive accrued but unpaid base salary and any other accrued benefits then due to the executive as of termination.

Change of Control. Pursuant to the severance agreements, immediately prior to a change of control, all unvested options then held by the executive will vest in full. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.

Restrictive Covenants. Under the terms of their respective severance agreements, each of our named executive officers has agreed to confidentiality obligations during and after employment and to non-competition, non-solicitation, and non-hire obligations for up to 24 months following a termination of his or her employment by the Company without cause or a good reason resignation by the executive.

The executive’s right to receive severance pay and benefits described above is subject to his or her execution of an effective release of claims in favor of the Company.

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change of control, assuming that each named executive officer’s termination of employment or a change of control of the Company occurred on December 30, 2016 (the last business day of our fiscal year). In the case of a termination of employment by the Company without cause or by the executive for good reason, severance amounts and benefits have been calculated assuming that the termination occurred within and outside the 24-month Protection Period described above. If a termination of employment had occurred on this date, severance payments and benefits would have been determined under the executive officer’s severance agreement, as in effect on such date and as described above. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

	Termination of Employment Without Cause/ for Good Reason and Change of Control				Termination of Employment Without Cause/for Good Reason and No Change of Control		Termination of Employment Due to Death or Disability		Change of Control
Name	Pro- Rata Bonus ($)	Salary and Bonus Continuation ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)(2)	Pro- Rata Bonus ($)	Salary Continuation ($)	Pro-Rata Bonus ($)	Accelerated Vesting of Equity Awards ($)(2)(3)	Accelerated Vesting of Equity Awards ($)(1)(2)
David H. Lissy	418,268	1,689,536	98,750	6,251,634	418,268	577,586	418,268	5,552,399	6,251,634
Elizabeth J. Boland	203,976	1,052,148	33,987	3,773,939	203,976	312,966	203,976	2,931,303	3,773,939
Stephen H. Kramer	260,700	1,131,511	98,750	5,426,935	260,700	300,000	260,700	5,426,935	5,426,935
Mary Lou Burke Afonso	243,320	1,010,367	98,750	2,533,784	243,320	280,000	243,320	595,480	2,533,784
Mandy Berman	175,973	818,493	2,248	2,685,812	175,973	270,000	175,973	2,050,458	2,685,812

(1)	Equity awards include unvested stock option awards and restricted stock awards. The amount associated with option awards is calculated by multiplying the number of unvested stock option awards by the difference between the exercise price of the stock options and $70.02, which was the closing stock price on December 30, 2016.
(2)

The amount associated with restricted stock awards is calculated by multiplying the number of restricted stock awards by the difference between $70.02 and the initial purchase price of the restricted stock awards. The purchase price of restricted stock awards granted on

January 6, 2014 is equal to 50% of the fair market value of our common stock on the date of grant, or $18.15 per share. The purchase price of restricted stock awards granted on January 12, 2015 is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share. The purchase price of restricted stock awards granted on January 15, 2016 is equal to 50% of the fair market value of our common stock on the date of grant, or $31.60 per share. Pursuant to the restricted stock agreements, restricted stock will vest on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability.
(3)	Includes restricted stock awards only. Option awards do not accelerate on termination of employment by reason of death or disability.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Bright Horizons specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee,

Jordan Hitch, Chair

Joshua Bekenstein

David Humphrey

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”). The Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2016.

At our 2016 annual meeting, the advisory vote on executive compensation received approximately 98.7% support from shareholders, demonstrating overwhelming support of the Company’s executive compensation program. In 2015, we asked shareholders to vote on the frequency of our say-on-pay vote and shareholders recommended, on an advisory basis, that future advisory votes on the compensation of the Company’s named executive officers be held annually. We intend to hold the next advisory vote to approve the compensation of our named executive officers at our 2018 annual meeting of shareholders. As described in detail in the Compensation Discussion and Analysis, our compensation philosophy is to provide appropriate competitive compensation opportunities to our executives with actual pay partially dependent on the achievement of Company performance targets and individual performance objectives in support of our business strategy and creation of long-term shareholder value. We have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	tie compensation to the achievement of company performance goals;

•	reward individual performance and contribution to our success over the short- and long-term; and

•	align the interests of our executive officers with those of our shareholders through delivering a significant part of our compensation program in the form of equity-based awards.

In addition, as we described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement, in approving the 2016 compensation for our named executive officers, the Compensation Committee considered the financial performance of the Company and awarded bonuses commensurate with Company performance. In addition, the Company implemented a number of compensation and governance practices in 2016 and early 2017, including adopting (1) majority voting, (2) a clawback policy, (3) caps on annual bonuses tied to Company performance, and (4) stock ownership guidelines for directors and the Chief Executive Officer.

For the reasons outlined above, the Board is asking shareholders to support this proposal. Although this vote is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee is responsible for overseeing the quality and integrity of Bright Horizons’ financial statements and financial reporting process and providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls and ethical compliance. The Audit Committee’s scope of responsibilities is described in the “Board of Directors Meetings and Committees of the Board” section of this Proxy Statement. The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee, a copy of which is available on the Company’s website, www.brighthorizons.com, under the Investor Relations section.

The Audit Committee is composed of three directors, Lawrence Alleva, E. Townes Duncan, and Cathy E. Minehan, each of whom the Board has determined is independent in accordance with the rules of the SEC and the NYSE. All members are “financially literate” as that term is defined by the listing standards of the NYSE and the Board has determined that both Mr. Alleva and Ms. Minehan are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the period ending December 31, 2016. The appointment of Deloitte was ratified by the shareholders of the Company at the 2016 Annual Meeting. In discharging its duties, the Audit Committee met nine times and acted once by written consent during fiscal 2016 and periodically met in executive sessions after each committee meeting. The Audit Committee also regularly met with each of Deloitte, management and representatives of internal audit.

Company management has primary responsibility for Bright Horizons’ financial statements and the overall financial reporting process, including the Company’s system of internal controls and evaluating the effectiveness of internal control over financial reporting. Deloitte is responsible for (i) performing an audit of the annual financial statements, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Bright Horizons in conformity with generally accepted accounting principles and on the effectiveness of Bright Horizons’ internal control over financial reporting, and (iii) issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2016, the Audit Committee met with management of the Company and Deloitte and reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 as well as quarterly condensed consolidated financial statements and discussed with management the Company’s earnings press releases. The Audit Committee discussed with Deloitte the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. The Audit Committee also discussed with management the significant accounting estimates utilized by the Company, the reasonableness of significant judgments, new accounting developments and pronouncements, and the clarity of disclosures in the financial statements. Management and Deloitte have represented to the Audit Committee that the audited financial statements for the year ended December 31, 2016 were prepared in accordance with generally accepted accounting principles.

Regularly throughout fiscal year 2016, the Audit Committee reviewed and discussed with internal audit and Deloitte, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective examinations and the overall quality of the Company’s financial reporting, including the remediation of the previously reported material weakness in information technology general controls, which was remediated as of December 31, 2016 and is more fully described in Item 9A of the Company’s Annual Report on Form 10-K as field with the SEC on March 1, 2017. Management has provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed management’s assessment and Deloitte’s audit of the effectiveness of Bright Horizons’ internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee also discussed the Company’s internal audit function’s organization, responsibilities, budget and staffing with management, the internal auditors and Deloitte. The Audit Committee reviewed with both Deloitte and the Company’s internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

The Audit Committee received the written disclosures and the letter from Deloitte pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) regarding Deloitte’s communications with the Audit Committee concerning independence and any relationships between Deloitte and Bright Horizons and the potential effects of any disclosed relationships on Deloitte’s independence. The Audit Committee discussed with Deloitte its independence and any relationships with Deloitte that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Deloitte is compatible with independence. Based on these discussions, the Audit Committee is satisfied with Deloitte’s independence. The Audit Committee also received and reviewed a report prepared by Deloitte describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review.

The Audit Committee discussed and reviewed with Deloitte the matters required to be communicated by Deloitte to the Audit Committee by Auditing Standards No. 1301, as amended, adopted by the PCAOB, Communication with Audit Committees and, with and without management present, discussed and reviewed the results of Deloitte’s examination of Bright Horizons’ financial statements. The Audit Committee also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management, the internal auditors and Deloitte referred to above, the Audit Committee recommended to the Board that Bright Horizons’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2016 for filing with the SEC. The Audit Committee also reviewed and evaluated the performance of Deloitte in 2016 (as further discussed below in this Proxy Statement) and, as a result, appointed Deloitte as the independent registered public accounting firm for fiscal 2017, which is being presented to Bright Horizons’ shareholders for ratification.

Submitted by the Audit Committee,

Lawrence Alleva, Chair

E. Townes Duncan

Cathy E. Minehan

Audit and Other Fees

The aggregate fees that Bright Horizons paid for professional services rendered by Deloitte for the fiscal year ended December 31, 2016 (fiscal 2016) and the fiscal year ended December 31, 2015 (fiscal 2015) were:

	2016	2015
Audit Fees	$2,491,940	$2,544,190
Audit-Related Fees	—	—
Tax Fees	140,560	—
All Other Fees	—	—

Total	$2,632,500	$2,544,190

•	Audit Fees. Consist of professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC with respect to fiscal 2016 and fiscal 2015.

•	Tax Fees. Consist of aggregate fees for professional services related to domestic and international tax consulting and planning and acquisition tax and structuring advice in fiscal 2016.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. All of the fees and services described above were pre-approved by the Audit Committee. Our policies prohibit Bright Horizons from engaging Deloitte to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether Bright Horizons’ use of Deloitte for permitted non-audit services is compatible with maintaining Deloitte’s independence and objectivity. After review of the non-audit services provided, we concluded that Deloitte’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are asking shareholders to ratify this appointment. Although shareholder ratification of Deloitte is not required by law, the Board believes it is a good corporate governance practice and advisable to provide shareholders an opportunity to ratify this appointment. In the event that shareholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

The Audit Committee is directly responsible for the appointment, compensation (including approval of audit fees), retention and oversight of the independent registered public accounting firm that audits the Company’s financial statements and its internal control over financial reporting. Deloitte has served as our independent auditor since 2005. The Audit Committee annually considers the independence, qualifications and performance of the independent auditor in deciding whether to re-appoint. In the course of these reviews, the Audit Committee considers, among other things, the length of time Deloitte has served as the Company’s independent auditor, Deloitte’s general reputation for adherence to professional auditing standards, historical and recent performance, Deloitte’s staff and its global reach, and Deloitte’s capability, ability and expertise in handling the breadth and complexity of our operations. Such consideration also includes reviewing the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Deloitte their independence.

Additionally, the Audit Committee periodically reviews and evaluates the performance of Deloitte’s lead audit partner and oversees the required rotation of Deloitte’s lead audit partner as required by law. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

We reviewed and evaluated the performance of Deloitte in 2016, and based on this evaluation, the Audit Committee believes that it is in the best interests of Bright Horizons and our shareholders to retain Deloitte as the independent registered public accounting firm for fiscal 2017, which is being presented to Bright Horizons’ shareholders for ratification.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify Deloitte’s appointment. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 4

APPROVAL OF 2012 OMNIBUS LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

At the Annual Meeting, shareholders will be asked to approve the adoption of the Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated (the “Amended 2012 Plan”) for purposes of Section 162(m). The Amended 2012 Plan was adopted by the Board on March 14, 2017, acting on the recommendation of our Compensation Committee, and will become effective upon receiving shareholder approval at the Annual Meeting. If approved, the Amended 2012 Plan will not increase the aggregate stated number of shares available for grant under our equity plans.

The Board believes that equity and cash awards are a critical part of our compensation program. Our compensation philosophy emphasizes equity-based awards because they align the interests of our executive officers, directors and key employees with those of our shareholders, encourage long-term retention and incentivize long-term value creation. In addition, cash awards that are tied to the achievement of financial targets and operating and strategic goals allow us to tie compensation to performance.

The Board believes that the Amended 2012 Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Additional Shares Reserved. The Amended 2012 Plan will not increase the number of shares available for equity awards.

•	Independent Committee. The Amended 2012 Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) of the Code.

•	No Discounted Options or SARs. All options and stock appreciation rights (“SARs”) awarded under the Amended 2012 Plan must have an exercise or base price that is not less than the fair market value of a share of Common Stock on the date of grant.

•	Limits on Awards. The Amended 2012 Plan limits the number of options, SARs and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any year. It also contains a separate limit on the value of equity awards that may be made to non-employee directors in any year.

•	No Repricing. The Amended 2012 Plan prohibits any repricing of options and SARs, unless approved by shareholders or in connection with a corporate transaction involving the Company.

•	No Liberal Share Recycling. Shares underlying options and other awards issued under the Amended 2012 Plan will not be recycled into the share pool under the Amended 2012 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

•	Restrictions on Dividends and Dividend Equivalents. The Amended 2012 Plan prohibits participants from receiving current dividends that are paid before the underlying award vests.

•	Performance Awards. Under the Amended 2012 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•	Clawback Policy. Awards under the Amended 2012 Plan will be subject to clawback under any Company clawback policy or as required by law.

•	No “Reloads.” The Amended 2012 Plan prohibits automatic “reload” grants of additional awards upon exercise of an option or SAR or otherwise as a term of an award.

•	No Tax Gross-Ups. The Amended 2012 Plan does not provide for tax gross-ups with respect to awards.

Existing Equity Plan Information

In 2012, prior to our initial public offering, the Board adopted the Company’s 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”). Since its adoption, all equity awards have been made under the 2012 Plan. For a summary of the number of shares available for grant under the 2012 Plan as of December 31, 2016, please see the table below under Equity Compensation Plan Information. As previously noted, shareholders are not being asked to approve any additional shares under the Amended 2012 Plan. The only shares that will be available for issuance under the Amended 2012 Plan will be the shares currently available for issuance under the 2012 Plan and any shares that become available again for issuance under the terms of the Amended 2012 Plan.

Information Regarding Equity Awards Outstanding and Shares Available as of April 4, 2017

Number of Shares(1)
Restricted stock/RSU awards outstanding under all Company equity plans	405,486
Stock options outstanding under all Company equity plans	3,123,079
- Weighted average remaining contractual term	4.8
- Weighted average exercise price	$38.94
Shares available for grant under all Company equity plans	1,871,995

(1)	Includes awards outstanding under the 2012 Plan and the Company’s 2008 Equity Incentive Plan. The 2012 Plan replaced the Company’s 2008 Equity Incentive Plan and no additional awards are granted under the 2008 Equity Incentive Plan. As of April 4, 2017, there were 59,794,061 shares of common stock outstanding.

Reasons for Seeking Shareholder Approval

The Board believes that cash and equity-based awards are a critical part of the Company’s compensation program. Shareholder approval of the Amended 2012 Plan would facilitate the Company’s ability to attract and retain key employees (including executive officers) and non-employee directors and key consultants and advisors with cash, equity, and equity-based incentives.

The primary purpose for seeking shareholder approval of the Amended 2012 Plan is to preserve our ability to grant awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million.

This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. The Section 162(m) material terms are described in more detail below under “Eligibility,” “Performance Criteria” and “Individual Limits.” Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Since our initial public offering in 2013, compensation payable to our covered employees has not been subject to the deduction limitation under Section 162(m) to the extent it has been exempt from this limitation under a special transition rule for corporations that go public through an initial public offering. However, since the reliance period under that transition rule will expire not later than the date of this Annual Meeting, the relief afforded by the transition rule will soon cease to be available to us and, to the extent we provide compensation in excess of $1 million to our covered employees once that reliance period has ended, such amounts will generally be deductible, if at all, only if such amounts qualify as exempt performance-based compensation under Section 162(m).

We now seek approval of the material terms of the Amended 2012 Plan, including the performance goals in the Amended 2012 Plan, to afford us the opportunity to provide exempt performance-based compensation under this plan. Even with such shareholder approval, our Board and Compensation Committee cannot guarantee that compensation intended to be qualifying performance-based compensation will be exempt from the deduction limitation under Section 162(m). In addition, as discussed above in our Compensation Discussion and Analysis, our Compensation Committee has and will continue to have authority to award or approve compensation that is not deductible under Section 162(m). If shareholders do not approve the Amended 2012 Plan, the 2012 Plan will continue in accordance with its terms, but we will not have the ability to grant awards that may qualify as performance-based compensation under Section 162(m).

Description of the Amended 2012 Plan

A copy of the Amended 2012 Plan is attached to this Proxy Statement as Appendix A. The following description of certain features of the Amended 2012 Plan is qualified in its entirety by reference to the full text of the plan.

Purpose. The purpose of the Amended 2012 Plan is to advance the Company’s interests by providing for the grant to participants of equity-based and other incentive awards.

Plan Administration. The Amended 2012 Plan is administered by our Compensation Committee. Our Compensation Committee has the authority to, among other things, interpret the Amended 2012 Plan, determine eligibility for, grant and determine the terms of awards under the Amended 2012 Plan, determine the form of settlement of awards under the Amended 2012 Plan and to do all things necessary to carry out the purposes of the Amended 2012 Plan. Our Compensation Committee’s determinations under the Amended 2012 Plan are conclusive and binding.

Authorized Shares. Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the Amended 2012 Plan is 5,000,000 million shares. As of March 14, 2017, the date the Amended 2012 Plan was approved by the Board, 1,866,395 shares remain available for issuance (plus any shares that again become available for issuance under the terms of the Amended 2012 Plan as described below). Shares of common stock withheld by the Company in payment of the exercise or purchase price of an award or in satisfaction of tax withholding requirements and the full number of shares covered by a SAR, any portion of which is settled in shares will be counted as issued under the Amended 2012 Plan. However, shares of common stock underlying awards that are settled in cash or otherwise expire, become unexercisable, terminate, or are forfeited to or repurchased by the Company without the issuance of shares will not be counted as issued under the Amended 2012 Plan. The number of shares of our common stock available for delivery under the Amended 2012 Plan will not be increased by any shares delivered under the Amended 2012 Plan that are subsequently repurchased using proceeds directly attributable to option exercises. Shares of common stock to be issued under the Amended 2012 Plan may be authorized but unissued shares of our common stock or previously-issued shares acquired by the Company. As of April 4, 2017, the closing price of a share of our common stock was $70.56.

Eligibility. Our Compensation Committee selects participants from among the key employees, directors, consultants and advisors of the Company and its affiliates. As of April 4, 2017, approximately 1,400 employees, 11 non-employee directors and no consultants and advisors are currently eligible to participate in the Amended 2012 Plan.

Individual Limits. The maximum number of shares underlying options and the maximum number of shares underlying SARs that may be granted to any person in any calendar year is 500,000 shares. The maximum number of shares subject to other awards that may be granted to any person in any calendar year is 250,000 shares. The maximum amount that may be paid to any person in any calendar year with respect to cash awards is $2,500,000.

Limitations on Awards to Non-Employee Directors. The maximum grant date fair value of equity awards granted to any non-employee director of the Board under the Amended 2012 Plan in any calendar year may not exceed $500,000.

Types of Awards. The Amended 2012 Plan provides for grants of options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards, and other awards convertible into or otherwise based on shares of our stock. Dividend equivalents may also be provided in connection with an award under the Amended 2012 Plan. However, dividends and dividend equivalents may not be paid in respect of stock subject to an award unless and until the award has vested, and no dividends or dividend equivalents may be paid with respect to options or SARs while they remain unexercised.

Options and SARs: The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the date of grant. Options and SARs may have a maximum term of no more than 10 years (or, in the case of an ISO granted to a ten percent shareholder, five years) from the date of grant. Our Compensation Committee determines the time or times at which options or SARs become exercisable and the terms on which such awards remain exercisable.

Restricted and unrestricted stock: A restricted stock award is an award of common stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions.

Stock units: A stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions.

Performance awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

Cash Awards: A cash award is an award denominated in cash that has a performance period of greater than 12 months.

Vesting. Our Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

No Repricing. Except in connection with a corporate transaction involving the Company, without the prior approval of the Company’s shareholders, the Company may not amend the terms of an outstanding option or SAR to reduce the exercise price or base value of the award, cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base value that is less than the exercise price or base value of the original award, or cancel outstanding options or SARs that have an exercise price or base value greater than the fair market value of a share of our common stock on the date of such cancellation in exchange for cash or other consideration.

Termination of Employment. Our Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by our Compensation Committee, upon a termination of employment all unvested options and SARs will terminate and all other unvested awards will be forfeited.

Performance Criteria. The Amended 2012 Plan provides that grants of performance awards may be made based upon, and subject to achieving, “performance objectives” over a specified performance period. Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as our Compensation Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; center openings (including openings in new markets); new service or product lines; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancing.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) or otherwise subject to our Compensation Committee’s discretion, our Compensation Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance objectives applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance objectives. For awards intended to qualify as performance-based compensation for purposes of Section 162(m), as long as our Compensation Committee has specified at least one performance criterion from the list set forth above, our Compensation Committee may also specify other performance goals or criteria, whether or not included in the list set forth above, as a basis for the exercise of its discretion to reduce an award under the Amended 2012 Plan.

Transferability. Awards under the Amended 2012 Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by our Compensation Committee in accordance with the terms of the Amended 2012 Plan.

Clawback. Our Compensation Committee may cancel, rescind, withhold or otherwise limit or restrict any award under the Amended 2012 Plan if the participant is not in compliance with all applicable provisions of the award agreement and the plan, or if the participant breaches any agreement with the Company or its affiliates with respect to non-competition, non-solicitation or confidentiality. Our Compensation Committee may recover awards and payments under or gain in respect of awards under the Amended 2012 Plan to the extent required by Section 10D of the Exchange Act or any stock exchange or similar rule or any applicable Company clawback policy.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company, our Compensation Committee may, among other things, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as our Compensation Committee may otherwise determine, awards not assumed and cash awards that do not continue following the transaction will terminate upon the consummation of such corporate transaction.

Adjustment. In the event of certain corporate transactions (including a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718), our Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the Amended 2012 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. Our Compensation Committee will also make the types of adjustments described above to take into account distributions and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion and preserve the value of awards.

Amendment and Termination. Our Compensation Committee may amend the Amended 2012 Plan or outstanding awards, or terminate the Amended 2012 Plan as to future grants of awards, except that our Compensation Committee may not alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the Amended 2012 Plan or reserved by our Compensation Committee). Shareholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material federal income tax consequences associated with the grant and exercise of awards under the Amended 2012 Plan under the federal tax law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Amended 2012 Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, a participant realizes no taxable income upon the grant of an ISO and does not realize any ordinary income in connection with the exercise of the ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise results in ordinary income to the participant (and a the availability of a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of an NSO, a participant has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment upon the exercise of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended 2012 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. In general, the grant of a restricted stock unit does not itself result in taxable income. Instead, the participant is taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company at such time), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Stock Awards. A participant who receives a stock award generally is required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. The Company generally will be entitled to a corresponding deduction.

Section 162(m). Options, SARs and certain performance awards under the Amended 2012 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above under Reasons for Seeking Shareholder Approval, our Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments. Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Amended 2012 Plan, may be subject to an additional 20% federal tax and may not be deductible to the Company.

New Plan Benefits

The Board has not granted any awards under the Amended 2012 Plan subject to shareholder approval of the Amended 2012 Plan. Our Compensation Committee has full discretion to determine the amount of the awards to be made to participants under the Amended 2012 Plan, subject to the limits described above under Description of the Amended 2012 Plan—Individual Limits. Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the Amended 2012 Plan. For information on equity awards made in fiscal 2016 to the named executive officers, please refer to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” under the heading “Executive Compensation” elsewhere in this Proxy Statement.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the Amended 2012 Plan. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4 AND THE APPROVAL OF THE 2012 OMNIBUS LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)(2)(3) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (2) (b)	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,048,738	$31.06	2,300,765
Equity compensation plans not approved by security holders	—	—	—
Total	4,048,738	$31.06	2,300,765

(1)	Includes 1,733,652 options that have been granted, but remain unvested as of December 31, 2016 under the 2012 Plan.
(2)	The number of securities includes 26,066 shares that may be issued upon the settlement of restricted stock units. The restricted stock units are excluded from the weighted average exercise price calculation.
(3)	Includes 2,594,070 and 1,454,668 securities outstanding under the 2012 Plan and the Company’s 2008 Equity Incentive Plan, respectively. The 2012 Plan replaced the 2008 Equity Incentive Plan and no additional awards are granted under the Company’s 2008 Equity Incentive Plan.

PROPOSAL 5

APPROVAL OF THE 2017 ANNUAL INCENTIVE PLAN

At the Annual Meeting, the Company’s shareholders will be asked to approve the adoption of the Bright Horizons Family Solutions Inc. 2017 Annual Incentive Plan (the “Annual Plan”) for purposes of Section 162(m). Cash bonuses awarded under the Annual Plan will be designed to promote and reward the achievement of key strategic and business goals and to motivate our executive officers to meet and exceed annual performance goals. The Annual Plan was adopted by the Board, acting on the recommendation of our Compensation Committee, on March 14, 2017 and will become effective upon receiving shareholder approval at this Annual Meeting for performance periods beginning on or after January 1, 2018.

As described in Proposal 4, Section 162(m) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million.

This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. The Section 162(m) material terms are described in more detail below under “Eligibility,” “Performance Criteria” and “Payment Limits.” Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

As described in Proposal 4, the reliance period under the post-IPO transition rule under Section 162(m) will expire not later than the date of this Annual Meeting. We now seek approval of the material terms of the Annual Plan, including the performance goals under the Annual Plan, to afford us the opportunity to provide exempt performance-based compensation under this plan. Even with such shareholder approval, our Board and Compensation Committee cannot guarantee that compensation intended to be qualifying performance-based compensation will be exempt from the deduction limitation under Section 162(m). In addition, as discussed above in our Compensation Discussion and Analysis, our Compensation Committee has and will continue to have authority to award or approve compensation that is not deductible under Section 162(m). If shareholders approve the Annual Plan at this Annual Meeting, annual bonuses for performance periods beginning or after January 1, 2018 will be paid under this plan.

If shareholders do not approve the Annual Plan at this Annual Meeting, the plan will not be effective and we will not have the ability to pay annual cash bonus awards that may qualify as performance-based compensation under Section 162(m).

Summary of the Annual Plan

A copy of the Annual Plan is attached as Appendix B. The following description of certain features of the Annual Plan is qualified in its entirety by reference to the full text of the plan, which we encourage shareholders to read in its entirety.

Administration. The Annual Plan will be administered by our Compensation Committee, or a subcommittee thereof. Our Compensation Committee has authority to interpret the Annual Plan and any awards under the Annual Plan, to determine eligibility for awards and the terms and conditions applicable to any award under the

Annual Plan and generally to do all things necessary or desirable under the Annual Plan. Any interpretation or decision by the Compensation Committee regarding the Annual Plan or an award thereunder will be final and conclusive as to all persons.

Eligibility. The Compensation Committee will select the executive officers and other key employees of the Company and our subsidiaries who will participate in the Annual Plan. We currently have 6 executive officers eligible to participate in the Annual Plan.

Awards. With respect to each award granted under the Annual Plan, our Compensation Committee will establish the performance criteria applicable to the award, the amount or amounts payable if the performance criteria are achieved and such other terms and conditions applicable to the award as our Compensation Committee deems appropriate. The Annual Plan permits the grant of awards that are intended to qualify as exempt performance-based compensation under Section 162(m) as well as awards that are not intended to so qualify. Any awards that are intended to qualify as performance-based compensation will be administered in accordance with the requirements of Section 162(m), subject to our Compensation Committee’s discretion under the Annual Plan.

Performance Criteria. Awards under the Annual Plan will be based on, and subject to achieving, “performance criteria” established by our Compensation Committee, which may apply to a participant individually, or to a business unit or division or the Company as a whole. Performance criteria for awards intended to qualify as performance-based compensation for purposes of Section 162(m) are limited to an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to adjustment, if any, as the Compensation Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; center openings (including openings in new markets); new service or product lines; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

For awards intended to qualify as performance-based compensation for purposes of Section 162(m), as long as our Compensation Committee has specified at least one performance criterion from the list set forth above, our Compensation Committee may also specify other performance goals or criteria, whether or not included in the list set forth above, as a basis for the exercise of its discretion to reduce an award under the Annual Plan.

To the extent consistent with the requirements of Section 162(m), the Compensation Committee may establish, in the case of any award intended to qualify as exempt performance-based compensation under Section 162(m), that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

Payment. A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with the Annual Plan and the terms of the award. Following the close of the performance period, our Compensation Committee will determine (and, to the extent required by Section 162(m), certify) whether and to what extent the performance criteria applicable to an award have been satisfied. Our Compensation Committee will then determine the actual payment, if any, under each award. Our Compensation Committee has the sole and absolute discretion to reduce (including to zero) the actual payment to be made under any award and, with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m), our Compensation Committee may otherwise adjust such awards. In general, payments, if any, under awards will be made no later than March 15 of the calendar year following the calendar year in which the applicable performance period ends, however, our Compensation Committee may permit a participant to defer payment of an award.

Payment Limits. The maximum amount payable to any participant under the Annual Plan in any fiscal year will in no event exceed $2,500,000.

Recovery of Compensation. Awards under the Annual Plan will be subject to forfeiture, termination and rescission, and a participant will be obligated to return to the Company payments received pursuant to the Annual Plan, to the extent provided by our Compensation Committee, in connection with a breach by the participant of an award agreement, the Annual Plan or restrictive covenants related to non-competition, non-solicitation, confidentiality and the like or an overpayment of incentive compensation due to inaccurate financial data, pursuant to any Company clawback or recoupment policy, or as otherwise required by law or applicable stock exchange listing standards.

Amendment and Termination. Our Compensation Committee may amend the Annual Plan at any time, however, if required by Section 162(m), to the extent applicable, no amendment will be effective unless approved by the Company’s shareholders. Our Compensation Committee may terminate the Annual Plan at any time.

New Plan Benefits

The Board has not granted any awards under the Annual Plan subject to shareholder approval of the Annual Plan. Our Compensation Committee has full discretion to determine the amount of the awards to be made to participants under the Annual Plan, subject to the limits described above under Summary of the Annual Plan—Payment Limits. Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the Annual Plan . For information on the annual cash bonus awards granted to, and earned by, the named executive officers in fiscal 2016, please refer to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” under the heading “Executive Compensation” elsewhere in this Proxy Statement.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the Annual Plan. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5 AND THE APPROVAL OF THE 2017 ANNUAL INCENTIVE PLAN.

OTHER INFORMATION

Shareholder Proposals for the 2018 Annual Meeting

Our shareholders may submit a proposal to be considered for a vote at our 2018 annual meeting of shareholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our By-laws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2018 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 14, 2017. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472, Attn: Corporate Secretary.

In addition, a shareholder may nominate a director or present any other proposal at the 2018 annual meeting of shareholders by complying with the requirements set forth in Section 1, Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our By-laws by providing written notice of the nomination or proposal to our Corporate Secretary no earlier than February 1, 2018 and no later than March 3, 2018. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our By-laws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our By-laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2016 is available without charge to each shareholder, upon written request to the Corporate Secretary at our principal executive offices at 200 Talcott Avenue South, Watertown, MA 02472 and is also available by clicking “SEC Filings” in the Investor Relations section of our website, www.brighthorizons.com.

Shareholder Account Maintenance

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Bright Horizons stock and similar issues, can be handled by calling Wells Fargo Shareholder Services toll-free at 800-468-9716 or by accessing Wells Fargo’s website at ShareownerOnline.com.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Bright Horizons participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and 2016 Annual Report on Form 10-K is sent to one address for the benefit of two or more shareholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for shareholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Corporate Secretary at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472 or call us at (617) 673-8000. If you are receiving multiple copies of our Proxy Statement and 2016 Annual Report on Form 10-K at your household and wish to receive only one, please notify your broker or contact our Corporate Secretary.

Other Matters

At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

Cost of Solicitation

We will bear the cost of solicitation of proxies. Our officers, directors and other employees may, without additional remuneration, assist in soliciting proxies by mail, telephone, e-mail and personal interview. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

DIRECTIONS TO THE ANNUAL MEETING

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, MA 02472

From Logan Airport:

Start out going Northeast on Lower Terminal Road toward Terminals C D E. Stay straight to go onto Airport Exit. Take I-90 W/Mass Pike/Massachusetts Turnpike (Portions toll). Take Exit 17 toward Watertown. Turn slight Right onto Centre Street. Center Street becomes Galen Street. Turn slight Right onto US-20 East (North Beacon Street). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From Route 128/95 South or North:

Take Waltham/Rt. 20 exit and continue straight on Rt. 20 towards Waltham. Rt. 20 is also named Main Street in both Waltham and Watertown. Once you have arrived in Watertown, continue past the intersection of Rt. 16 (Mt. Auburn Street) until you reach the fork in the road. Bear to the left, following the green sign that reads “Central Square/Cambridge”. This road is Arsenal Street. Continue along Arsenal Street, past the VFW post. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From the Mass Pike traveling westward:

Take exit 17 Newton/Watertown. Bear left onto Galen Street (at Watertown Square). Continue on Galen Street for 1/2 mile. At the five-way intersection, bear right onto North Beacon Street (do not take hard right onto Charles River Road). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

Parking

There is parking either in front of the building or at the parking garage at the end of Kingsbury Avenue.

Building Entrance

Enter the building through the main lobby at the South entrance to the building.

APPENDIX A

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

2012 OMNIBUS LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED EFFECTIVE

AS OF                     , 2017

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is five million (5,000,000) shares. Up to the total number of shares available for awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by including shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by including the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of Stock. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. To the extent consistent with the requirements of Section 422 and other applicable requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards shall not reduce the number of shares available for Awards under the Plan. The shares which may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 4(a) on the number of shares available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 4(c) below.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted or, in the case of Cash Awards, payable to any person in any calendar year:

(1) Stock Options: five-hundred thousand (500,000) shares of Stock.

(2) SARs: five-hundred thousand (500,000) shares of Stock.

(3) Awards other than Stock Options, SARs or Cash Awards: two-hundred and fifty thousand (250,000) shares of Stock.

(4) Cash Awards: two million five hundred thousand dollars ($2,500,000).

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; (iv) all Awards, other than Cash Awards that are settled in cash, count against the applicable share limit under clause (1), (2) or (3) and not against the dollar limit under clause (4); and (v) the dollar limit under clause (4) refers to the maximum dollar amount payable under a Cash Award assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

(d) Non-Employee Director Limits. Notwithstanding the limits in subsection (c) above, the maximum grant date fair value of Awards (other than Cash Awards) granted to any non-Employee director of the Board in any calendar year, calculated in accordance with FASB ASC 718 (or any successor provision), assuming a maximum payout, may not exceed $500,000. The limitation in the immediately preceding sentence will not apply to any Award or shares of Stock granted pursuant to such director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees and directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended), subject to such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B), (C), (D) or (E) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C), (D) and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of sixty (60) days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s cessation of Employment by reason of death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s cessation of Employment by reason of Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of one hundred and eighty (180) days, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s cessation of Employment by reason of Retirement, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of ninety (90) days, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(F) All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award to the extent required to comply with (i) Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section or (ii) any applicable Company clawback or recoupment policy as in effect from time to time. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under FASB ASC 718).

(7) Dividends, Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such additional limitations or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria applicable to the Award within the time period required under Section 162(m) and the grant, vesting or payment, as the case may be, of the Award will be conditioned on the attainment of such Performance Criterion or Criteria as certified by the Administrator. The Administrator may, subject to the terms of the Plan, amend a previously granted Performance Award or take any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m).

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(11) Section 409A.

(A) Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C) If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(11)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D) For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

(E) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, if necessary to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(b) Stock Options and SARs.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise (other than a Substitute Award) will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator, including, without limitation, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, or (iii) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above.

(5) No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the fair market value of a share of Stock on the date of such cancellation in exchange for cash, another Award or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquirer or survivor or an affiliate of the acquirer or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Award.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section 7(a)(1) above and (B) any Cash Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award (or the delivery of shares of Stock under the Award), such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it he or she not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash that has a performance period of greater than (12) months.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Bright Horizons Family Solutions Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: January 11, 2013.

“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Disability” shall mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; center openings (including openings in new markets); new service or product lines; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. Provided that the Administrator has specified at least one Performance Criteria intended to qualify an Award as performance-based under Section 162(m), the Administrator may specify other performance goals or criteria (whether or not listed herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Bright Horizons Family Solutions Inc. 2012 Omnibus Long-Term Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Retirement”: A Participant’s (i) retirement other than by reason of Disability from service with the Company upon or after attaining age sixty-five (65) or (ii) earlier retirement other than by reason of Disability from service with the Company with the express consent of the Company at or before the time of such retirement, provided that the Participant has attained the age of fifty (50) and has been employed by the Company or its subsidiaries for at least fifteen (15) years at the time of such retirement.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Substitute Awards”: Awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

APPENDIX B

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

2017 ANNUAL INCENTIVE PLAN

This 2017 Annual Incentive Plan (the “Plan”) has been established to advance the interests of Bright Horizons Family Solutions Inc. (the “Company”) by providing for the grant of annual incentive compensation awards to eligible employees of the Company and its subsidiaries. The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable and determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

I. ADMINISTRATION

The Committee administers the Plan. In the case of any Award (as defined in Section III below) intended to qualify as performance-based compensation that is exempt from the deduction limitations under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Committee is not an “outside director” (as defined in Section 162(m)), the “Committee”, for purposes of the Plan, will consist of a subcommittee consisting solely of those Committee members who are “outside directors” as so defined (and where applicable, references in the Plan to the Committee will be deemed to be references to such subcommittee) and (ii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” will be deemed to be references to the person or persons to whom such authority has been delegated.

The Committee has the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary or desirable to administer the Plan. Any interpretation or decision by the Committee with respect to the Plan or any Award will be final and conclusive as to all persons.

II. ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (each such period, a “Performance Period”). A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan. For each Award, the Committee shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) the Committee shall establish such terms not later than (A) the 90th day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it may not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m) or as permitted by the terms of the Plan.

IV. PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; center openings (including openings in new markets); new service or product lines; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. Provided that the Committee has specified at least one Performance Criterion under this Section IV intended to qualify an Award as performance-based compensation under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted in this Section IV) as a basis for its exercise of negative discretion with respect to such Award. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of a Section 162(m) Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards other than Section 162(m) Awards, the Committee may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in any manner prescribed by the Committee in its sole discretion.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under a Section 162(m) Award unless the Performance Criterion or Criteria applicable to the payment of such amount have been certified as having been satisfied as set forth above. The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of Awards other than Section 162(m) Awards, otherwise adjust the amount payable under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case the Committee’s discretionary determination, which may affect different Awards differently, will be binding on all persons.

VI. PAYMENT UNDER AWARDS

Except as otherwise determined by the Committee or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Committee may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”). Except as provided otherwise by the Committee, an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment. Any deferrals with respect to a Section 162(m) Award will be subject to adjustment for notional interest or other notional earnings in a manner consistent with (as determined by the Committee) the requirements of Section 162(m). Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

VII. PAYMENT LIMITS

The maximum amount payable to any Participant in any fiscal year of the Company under Section 162(m) Awards will be $2,500,000, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, will be applied without regard to such deferral.

VIII. TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, however, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation will be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case to the extent provided by the Committee in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X at such time and in such manner as the Committee determines in its sole discretion, consistent with applicable law.

No person will have any claim or right to be granted an Award, nor will the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.

Section 162(m) Awards under the Plan will be construed and administered in a manner consistent with the exemption for performance-based compensation under Section 162(m). Notwithstanding the foregoing, the Committee may, subject to the terms of the Plan, amend a previously granted Award or take any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m). Subject to the foregoing, the Committee has complete discretion to construe the Plan and all matters arising under the Plan.

The Plan is governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan is effective for Performance Periods beginning on or after January 1, 2018 (subject to the approval of the material terms of the Plan by the Company’s shareholders prior to such date).

VOTE BY INTERNET - www.proxyvote.com
BRIGHT HORIZONS FAMILY SOLUTIONS INC. 200 TALCOTT AVENUE SOUTH WATERTOWN, MA 02472	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2017 for shares held directly and up until 11:59 P.M. Eastern Time on May 29, 2017 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2017 for shares held directly and up until 11:59 P.M. Eastern Time on May 29, 2017 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25200-P91143                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

The Board of Directors recommends you vote FOR all the listed director nominees:

1.	Election of three directors, each for a term of three years:

	Nominees:	For	Against	Abstain

	1a. Dr. Sara Lawrence-Lightfoot	☐	☐	☐

	1b. David H. Lissy	☐	☐	☐

	1c. Cathy E. Minehan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:		For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.	☐	☐	☐	4.	To approve the 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.	☐	☐	☐	5.	To approve the 2017 Annual Incentive Plan.	☐	☐	☐

NOTE: To consider any other business properly brought before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

V.1.1

Admission Ticket

Bright Horizons Family Solutions Inc.

2017 Annual Meeting of Shareholders

Thursday, June 1, 2017

8:00 A.M. (Eastern Time)

200 Talcott Avenue South

Watertown, MA 02472

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com.

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E25201-P91143

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

Annual Meeting of Shareholders

June 1, 2017 8:00 A.M. (Eastern Time)

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David H. Lissy, Stephen I. Dreier and Elizabeth J. Boland, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHT HORIZONS FAMILY SOLUTIONS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 200 Talcott Avenue South, Watertown, Massachusetts 02472, on Thursday, June 1, 2017, at 8:00 A.M. (Eastern Time), and any adjournment or postponement thereof. Shareholders of record at the close of business on April 4, 2017 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

If the undersigned is a participant in the Bright Horizons 401(k) Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the Annual Meeting and at any adjournment or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all director nominees and FOR proposals 2, 3, 4 and 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

V.1.1